UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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People’s United Financial, Inc.

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March 9, 2012

Dear Shareholder:

On behalf of the Board of Directors of People’s United Financial, Inc., I cordially invite you to attend our 2012 annual meeting of shareholders at 850 Main Street, Bridgeport, Connecticut on Thursday, April 19, 2012 at 10:00 a.m. The accompanying proxy statement details the actions on which you are asked to vote at the annual meeting. Please read it carefully.

Whether or not you choose to join us at the annual meeting, I urge you to complete, sign and date the proxy card and return it promptly in the postage-paid envelope to ensure that your shares are represented. You may also cast your vote by telephone or electronically, instead of by mail. If you have any questions about your proxy card, voting procedures or other matters set forth in the proxy statement, please feel free to call our Investor Relations department at 203-338-7228.

On behalf of our Board of Directors, our management team and all of our employees, I want to thank you for your investment in People’s United Financial and the continued opportunity to work for you.

Sincerely,

John P. Barnes

President and Chief Executive Officer

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 19, 2012

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of People’s United Financial, Inc. (“People’s United”) will be held on Thursday, April 19, 2012, at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut, for the following purposes:

1. To elect three directors who, with the seven directors whose terms of office do not expire at the annual meeting, will constitute the full Board of Directors of People’s United;

2. To cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

3. To consider and vote upon a proposal to adopt the People’s United Financial, Inc. Short-Term Incentive Plan;

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012;

5. To consider and vote upon a proposal submitted by a shareholder; and

6. To act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We have fixed the close of business on February 23, 2012 as the record date for determination of shareholders entitled to notice of and to vote at the 2012 annual meeting or at any adjournment or postponement thereof. Record holders of People’s United common stock as of the record date are entitled to vote at the annual meeting.

A list of the holders of People’s United common stock entitled to vote at the annual meeting will be available for inspection on request by any People’s United shareholder for any purpose germane to the annual meeting at our headquarters, located at 850 Main Street, Bridgeport, Connecticut 06604, during normal business hours beginning no later than ten days prior to the date of the annual meeting and continuing through the date of the annual meeting.

WE URGE YOU TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY CAST YOUR VOTE BY TELEPHONE OR ELECTRONICALLY INSTEAD IF YOU SO CHOOSE. IF YOU WERE A SHAREHOLDER OF RECORD ON THE RECORD DATE AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY OR TELEPHONE OR ELECTRONIC VOTE AND VOTE IN PERSON.

By Order of the Board of Directors

Susan D. Stanley, Secretary

Bridgeport, Connecticut

March 9, 2012

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

PROXY STATEMENT

General

We are furnishing this proxy statement to the shareholders of People’s United Financial, Inc., which we refer to as People’s United or the Company, in connection with the solicitation of proxies by our Board of Directors for use at the 2012 annual meeting of shareholders to be held on Thursday, April 19, 2012 at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut. At the 2012 annual meeting, holders of the common stock, $0.01 par value per share, of People’s United will be asked to elect three directors; to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; to consider and vote upon a proposal to adopt the People’s United Financial, Inc. Short-Term Incentive Plan; to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012; to consider and vote on a proposal submitted by a shareholder; and to act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We are furnishing this proxy statement and the enclosed form of proxy to our shareholders beginning on or about March 9, 2012.

Proxies

The accompanying form of proxy is for use at the 2012 annual meeting if you will be unable to attend in person or wish to have your shares voted by proxy even if you do attend the meeting. Instead of completing the accompanying form of proxy, you may cast a proxy vote by telephone or electronically, by following the telephone or Internet voting instructions printed on the proxy card. You can revoke a vote cast by written proxy or by proxy authorized by telephone or electronically, at any time before the proxy is exercised, by submitting to the Company’s Corporate Secretary a written notice of revocation or a properly executed proxy bearing a later date, by casting a subsequent vote by telephone or electronically, or by attending the meeting and voting in person. However, attendance at the annual meeting will not in and of itself constitute revocation of a proxy or other previously cast vote. You should address any written notices of revocation and other communications with respect to the revocation of proxies to: People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary. In addition, if your shares of common stock are not registered in your name, you will need additional documentation from the record holder(s) of such shares to vote in person at the annual meeting.

All shares of common stock represented by properly executed or telephonically or electronically authorized proxies received pursuant to this solicitation, and not subsequently revoked, will be voted at the annual meeting in the manner specified by the shareholder submitting the proxy. If no specification is made, the proxies will be voted “for” the election of each of the nominees for director identified in this proxy statement; “for” the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; “for” the proposal to adopt the Short-Term Incentive Plan; “for” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012; “abstain” with respect to the shareholder proposal; and in the discretion of the proxy holders, as to any other matter that may properly come before the annual meeting.

People’s United will bear the entire cost of soliciting proxies. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of our stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in doing so. We may also use our regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, facsimile, other electronic means, or special or express delivery letter.

Record Date and Voting Rights

The Board of Directors has fixed February 23, 2012 as the record date for determining People’s United shareholders entitled to notice of and to vote at the 2012 annual meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting. On the record date, there were approximately 21,400 holders of record of our common stock and 358,555,961 shares of our common stock outstanding.

Shares representing a majority of the votes entitled to be cast at the annual meeting must be present in person or by proxy at the annual meeting in order for a quorum to be present. Shares of common stock present but not voting, and shares for which proxies have been received but with respect to which holders of such shares have abstained, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if those shares are not voted on matters where discretionary voting by the broker is not allowed (known as broker non-votes).

Each share of common stock entitles a holder of record on the record date to one vote on each matter to be presented at the annual meeting, and all such shares vote together as a single class. The voting requirements for each matter presented are as follows:

•	For a nominee to be elected as a director, more votes must be cast “for” that nominee than are cast “against” (withheld from) that nominee.

•

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary for advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. Because your vote on this item is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation, Nominating and Governance Committee expects to take the outcome of the vote into account in connection with future executive compensation decisions.

•	The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary for approval of the Short-Term Incentive Plan.

•

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

•	The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary for approval of the shareholder proposal.

Abstentions from voting and broker non-votes will not be deemed to have been cast either “for” or “against” approval of the matters to be considered and voted upon at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of voting for the election of directors, and will have the effect of a vote “against” the advisory vote regarding approval of the compensation of our named executive officers disclosed in this proxy statement, “against” approval of the Short-Term Incentive Plan, “against” ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and “against” approval of the shareholder proposal.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of February 23, 2012 with respect to beneficial ownership of the Company’s common stock by any person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 who is known by the Company to be the beneficial owner of more than five percent of the common stock.

Name and Address of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership(1)		Percent of Common Stock Owned(2)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	24,291,372	(3)	6.8%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	19,695,223	(4)	5.5%

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, unless otherwise indicated.
(2)	Shares reported as owned as of date indicated on the Schedule as filed, expressed as a percentage of shares outstanding as of February 23, 2012.
(3)	BlackRock, Inc. reports having sole voting and dispositive power with respect to all of these shares.
(4)	The Vanguard Group, Inc. reports having sole voting power and shared dispositive power with respect to 513,386 such shares, and sole dispositive power with respect to 19,181,837 such shares.

We do not know of any other person who is the beneficial owner of more than 5% of the Company’s common stock as of the specified date.

Security Ownership of Management

The following table sets forth, as of February 23, 2012, the beneficial ownership of common stock by each director, each nominee for election as a director, each named executive officer (as defined below) who is not also a director, and by all directors and executive officers as a group. Except as indicated in the notes following the table, each person has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominees
John P. Barnes	659,376	*
Collin P. Baron	355,153	*
Kevin T. Bottomley	143,075	*
George P. Carter	405,019	*
John K. Dwight(a)	278,637	*
Jerry Franklin	255,600	*
Eunice S. Groark	281,499	*
Janet M. Hansen	284,567	*
Richard M. Hoyt	340,542	*
Mark W. Richards(a)	386,809	*
James A. Thomas	308,799	*
Kirk W. Walters	375,589	*

Named Executive Officers(b)
Paul D. Burner	46,924	*
Robert R. D’Amore	1,127,264	*
Jeffrey Hoyt	48,775	*
David K. Norton	216,920	*
Jeffrey J. Tengel	131,003	*
All Directors, Nominees and Executive Officers as a Group (20 persons)(c)	6,267,889	1.7%

*	Denotes beneficial ownership of less than one-half of one percent of the outstanding shares of common stock.
(a)	For Messrs. Dwight and Richards, totals include 89,435 and 139,983 shares, respectively, which are owned by a non-qualified benefit trust and with respect to which Messrs. Dwight and Richards have exclusive voting authority.
(b)	The named executive officers consist of (1) the Chief Executive Officer (Mr. Barnes), the Chief Financial Officer (Mr. Walters), the former Chief Financial Officer (Mr. Burner) and the Interim Chief Financial Officer (Mr. J. Hoyt), and (2) the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at year-end.
(c)	Does not include Mr. Burner, who was not serving as an officer as of the date of this table.

Stock ownership totals include shares of common stock that are: vested but remain subject to transfer restrictions (Column A); subject to forfeiture if certain conditions are not satisfied (Column B); held indirectly through benefit plans (Column C); or subject to acquisition whether upon the exercise of stock options or otherwise within 60 days from February 23, 2012 (Column D), as follows:

	A	B	C	D
Directors:
John P. Barnes	—	224,651	4,868	305,112
Collin P. Baron	19,590	18,831	—	155,532
Kevin T. Bottomley	—	—	18,791	—
George P. Carter	19,590	34,924	—	189,343
John K. Dwight	19,590	10,357	—	85,542
Jerry Franklin	19,590	18,831	—	155,532
Eunice S. Groark	19,590	18,831	—	155,532
Janet M. Hansen	19,590	18,831	—	155,532
Richard M. Hoyt	19,590	18,831	—	155,532
Mark W. Richards	19,590	10,357	—	85,542
James A. Thomas	19,590	18,831	—	155,532
Kirk W. Walters	—	156,721	874	117,994

Named Executive Officers:
Paul D. Burner	—	—	4,692	—
Robert R. D’Amore	—	110,252	53,386	622,034
Jeffrey Hoyt	—	16,804	1,152	28,805
David K. Norton	—	86,295	3,324	101,670
Jeffrey J. Tengel	—	79,578	323	47,542
All Directors, Nominees and Executive Officers as a Group (20 persons)(a)	176,310	1,041,275	98,866	2,857,389

(a)	Does not include Mr. Burner, who was not serving as an officer as of the date of this table.

ITEM I. ELECTION OF DIRECTORS

Our certificate of incorporation and bylaws provide for the election of directors by the shareholders and for the division of the Board of Directors into three classes of directors as nearly equal in number as reasonably possible. The terms of office of the members of one class expire and a successor class is elected for a three-year term at each annual meeting of shareholders.

Our certificate of incorporation and bylaws provide that there will be between five and fifteen members of the Board of Directors, as fixed by resolution of the Board of Directors. The Board of Directors has resolved that there will be ten members of the Board following the 2012 annual meeting. The terms of George P. Carter, Jerry Franklin, Eunice S. Groark, James A. Thomas, and Kirk W. Walters expire at the annual meeting. Messrs. Carter, Franklin and Walters have each been nominated for re-election for a three-year term expiring at the annual meeting of shareholders in 2015. Ms. Groark and Mr. Thomas will retire from the Board at the expiration of their terms at the 2012 annual meeting. People’s United extends its sincere gratitude to Ms. Groark and Mr. Thomas for their many years of dedicated service to the Company and its affiliated companies.

Directors elected at the annual meeting will serve until their respective successors have been elected and qualified. Each nominee has consented to being named in this proxy statement and to serve as a director of People’s United if elected. The persons named in the proxy intend to vote shares under the authority granted by the proxy for the election of all nominees named below. If any of the nominees should be unable to serve, the persons named in the proxy will use their discretion in voting the shares represented by such proxies.

Certain information concerning the nominees and the directors continuing in office, including ages as of March 1, 2012 and the business experience of each during the past five years, is set forth below. Information regarding each director’s length of service as a director of the Company includes such person’s term of service as a director of People’s United Bank (which we refer to as the Bank), if he or she was elected prior to 2007.

The Board of Directors recommends that shareholders vote “for” the election of each of the nominees listed below.

NOMINEES TO THE BOARD OF DIRECTORS

George P. Carter, age 75, is the President of Connecticut Foods, Inc. Mr. Carter was first elected to the Board in 1976. He serves as the Company’s non-executive Chairman, and also serves as Chairman of the Audit and Executive Committees and as a member of the Compensation, Nominating and Governance and the Enterprise Risk Committees, and the Bank’s Loan Review Committee.

Mr. Carter has significant experience as a member of both the Board of Directors and the Audit Committee of a financial services company, having served as a member of the Bank’s Board of Directors since 1976 and as a member of its Audit Committee since 1981. He became Chairman of the Bank’s Audit Committee in 1987 and Chairman of the Audit Committee of the Company at the time of its formation in 2007. Mr. Carter is a graduate of Michigan State University with a B.S. in business, and has been a business owner since 1969. He is active in community and philanthropic affairs and serves as a member of the Board of Directors of The People’s United Community Foundation and a director and vice chairman of the Board of Directors of Bridgeport Hospital.

In considering Mr. Carter’s contributions to the Board and his skills and qualifications for board service, the Board noted that over his more than 30 years of board service Mr. Carter has developed a level of expertise in banking matters and an in-depth familiarity with the Company and its various businesses that enhance his contributions to the Board. The Board also cited the benefit to the Board’s deliberative process provided by Mr. Carter’s long-term perspective, noting that Mr. Carter has been a member of the Board throughout a number of business cycles.

Jerry Franklin, age 64, is the President and Chief Executive Officer of Connecticut Public Broadcasting Inc., a position he has held since 1985. Mr. Franklin was elected to the Board of Directors in 1997 and is a member of the Audit and Executive Committees. Mr. Franklin also serves as chairman of the Bank’s Loan Review Committee and as a member of its Trust Committee.

Mr. Franklin has spent his entire professional career in the communications field. Following his honorable discharge from the U.S. Air Force in 1970, Mr. Franklin received a bachelor of science in political science and journalism from Georgia Southern University and a master of arts in telecommunications management from Indiana University. Mr. Franklin’s position with Connecticut Public Broadcasting involves overall responsibility for all aspects of that corporation’s business, including its financial condition and performance. Specifically, Mr. Franklin has responsibility for oversight of that company’s financial management, investment policies, and budget.

The Board has concluded that the Board as a whole benefits from the perspective provided by Mr. Franklin by virtue of his professional background and his experience as chief executive officer of a non-profit organization. In addition, the Board considered the contributions Mr. Franklin has made to the Board by virtue of his experience as a director of the Bank (and a current member of its Loan Review and Trust Committees) and later the Company, a member of its Audit Committee and a former member of its Compensation, Nominating and Governance Committee.

Kirk W. Walters, age 56, joined People’s United on March 16, 2011 as a Senior Executive Vice President and Chief Financial Officer. He was also appointed as a member of the Board of Directors of the Company on that date. Mr. Walters had most recently served as Senior Executive Vice President and a member of the board of directors of Santander Holdings USA, Inc., the parent company of Sovereign Bank. He joined Sovereign in February 2008 as Executive Vice President and Chief Financial Officer and served as interim President and Chief Executive Officer from October 2008 until Banco Santander acquired the bank in February 2009. Prior to joining Sovereign, Mr. Walters was Executive Vice President and Chief Financial Officer of Chittenden Corporation from 1996 to 2008. Mr. Walters is a member of the Company’s Enterprise Risk Committee and the Bank’s Loan Review and Trust Committees.

Mr. Walters, who holds an undergraduate degree in accounting from the University of Southern California, has worked in the banking industry for more than 25 years, much of it in the Northeast. This experience and his position as the Company’s chief financial officer are significant factors in the Board’s evaluation of Mr. Walters’ qualifications for service as a director of the Company.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

Terms Expiring at the 2013 Annual Meeting

Kevin T. Bottomley, age 59, served as President and Chief Executive Officer of Danvers Bancorp, Inc. and its principal subsidiary, Danversbank, from 1996 until the merger of Danvers with the Company in July 2011. Mr. Bottomley became a member of the Company’s Board on July 1, 2011 when the merger became effective. He is a member of the Enterprise Risk Committee and of the Bank’s Loan Review Committee. Mr. Bottomley also serves as chairman of the board of directors of The Danversbank Charitable Foundation, Inc.

Mr. Bottomley has extensive experience in the financial services industry. In addition to his executive positions with Danvers, Mr. Bottomley had served as Chairman of the Danvers Board of Directors since 2003. Prior to joining Danvers, he was the Chief Lending Officer and Executive Vice President at Boston Private Bank & Trust Company. Mr. Bottomley began his career at Bankers Trust in 1976 in the Asia Pacific Division in the Reverse Multinational Group and in its London Branch. Mr. Bottomley earned his undergraduate degree from Harvard College in 1974 and his MBA from the University of Virginia in 1976.

Mr. Bottomley’s qualifications to serve on the Board include his demonstrated experience in executive leadership, strategic planning and governance of a public company. As a resident of northeastern Massachusetts, Mr. Bottomley adds geographic diversity to the Board, and is a valuable source of insight and knowledge regarding the banking market in this portion of the Bank’s market area, including the greater Boston region.

John K. Dwight, age 67, became a member of the Board of Directors on January 1, 2008 following completion of the merger of Chittenden Corporation into People’s United. Mr. Dwight had served as a director of Chittenden since 1999. He is the founder and Chairman of Dwight Asset Management Company, a registered investment advisor managing over $60 billion in fixed income assets for insurance companies, stable value funds, and other institutional clients. Mr. Dwight is a former director of Old Mutual Asset Management US Holdings, Inc., a founding member of the Stable Value Investment Association and the Vermont Security Analysts Chapter. In addition, Mr. Dwight is a Trustee of St. Lawrence University and the Shelburne Museum.

Mr. Dwight has more than 20 years experience as a director of a publicly-held bank holding company, having served as a director and member of the audit committee of Eastern Bancorp, Inc. (parent of Vermont Federal Bank), a director of Vermont Financial Services Corporation (parent of Vermont National Bank), and a director of Chittenden (parent of multiple banks).

In evaluating Mr. Dwight’s qualifications as a director, the Board considered the contribution that his extensive expertise in the area of asset management and his considerable financial acumen has made to his board service. The Board determined that he brings to his role as director a strong proficiency in the area of analyzing and evaluating both company financial statements and complex financial instruments, which enhances his service not only as a member of the Board but also as a member of its Audit and Treasury and Finance Committees and the Bank’s Trust Committee. As a result of his broad expertise in the areas of finance, investment and financial controls, Mr. Dwight has been identified as one of the Company’s two audit committee financial experts.

The Board also determined that the diversity of perspective of the Board as a whole benefits from Mr. Dwight’s status as a resident of Vermont and a very active member of the greater Burlington, Vermont community. The Company has extensive operations in Vermont by virtue of its 2008 acquisition of Chittenden.

Janet M. Hansen, age 69, was employed as Executive Vice President of Aquarion Company, a diversified water management company, from 1995 until her retirement in March 2005. Mrs. Hansen served as Aquarion’s Treasurer and Chief Financial Officer from 1992 through 1999. Aquarion was, until its acquisition by Kelda Group, plc in 2000, a publicly-held company listed on the New York Stock Exchange. Mrs. Hansen was President and Chief Executive Officer of Aquarion’s principal operating subsidiary, Aquarion Water Company, from 2000 to 2003. She served in a variety of other financial positions during her 29 year tenure with Aquarion in addition to the positions specifically noted above.

Mrs. Hansen became a member of the Board of Directors in February 2004. She is Chairwoman of the Enterprise Risk Committee and a member of the Audit, Executive and Treasury and Finance Committees. She also serves on the Board of Directors of Bridgeport Hospital and the University of Connecticut Foundation. Ms. Hansen served on the Board of Directors of Pennichuck Corporation (a publicly-owned holding company for a group of water utilities and related businesses) until the sale of that company in late January 2012. Mrs. Hansen is a graduate of Salem State College and has an MBA in Finance from the University of Connecticut. She is also a graduate of the Advanced Management Program and the International Senior Management Program at Harvard University.

In determining Mrs. Hansen’s qualifications for the position of director, and her contributions to the Board’s overall mix of skills and attributes, the Board noted that Mrs. Hansen’s financial background and her past experience as Treasurer and Chief Financial Officer of a publicly-held company and as director and member of the Audit Committee of Pennichuck Corporation enhance her contribution to the Company’s Audit and Treasury and Finance Committees.

In her various roles at Aquarion, Mrs. Hansen had extensive experience with the preparation and evaluation of financial statements. She has a detailed understanding of generally accepted accounting principles, internal controls, and financial reporting procedures. She is also intimately familiar with the role of a public company audit committee, having not only worked closely with Aquarion’s audit committee, but also having served on the audit committees of Pennichuck Corporation, Gateway Bank (acquired in 1994 by a subsidiary of a predecessor to Bank of America Corporation), the Bank and the Company. For these reasons, the Board has identified Mrs. Hansen as an audit committee financial expert. Mrs. Hansen is also active in the Greater Bridgeport community, serving as Chairman of the audit committee of the University of Connecticut Foundation and Bridgeport Hospital.

Mark W. Richards, age 66, became a member of the Board of Directors effective January 1, 2008 immediately following completion of the merger of Chittenden into People’s United. Mr. Richards had served as a director of Chittenden from 1999 until its merger with the Company. He is President of The Richards Group in Brattleboro, Vermont, an independent, full-service insurance and financial services firm specializing in providing risk management, employee benefits and investment advisory services to individuals, families, and businesses in southern and central Vermont and New Hampshire. Until 2008, Mr. Richards was also vice president and the majority owner of Lyon Travel Agency, a privately-owned provider of travel management services to more than 35,000 individuals annually. Mr. Richards is a member of the Compensation, Nominating and Governance and the Enterprise Risk Committees. He also serves as a member of the Bank’s Trust Committee.

Mr. Richards is a graduate of Williams College, and served as an officer in the U.S. Navy for three years.

The Board has determined that by virtue of his background in insurance-related financial services, Mr. Richards provides the Board with an important perspective, especially with respect to the Bank’s wealth management division, which includes an insurance brokerage subsidiary. The Board also considered that Mr. Richards has more than 20 years experience as a director of a public company and director of a financial services organization, having formerly served as a director of Vermont Financial Services Corporation (parent of Vermont National Bank) from 1988 to 1999, and Chittenden (parent of multiple banks) from 1999 until Chittenden’s merger into the Company effective January 1, 2008. In addition, the Board considered Mr. Richards’ more recent experience as a member of the Enterprise Risk Committee.

Mr. Richards is a resident of southern Vermont and an active member of the greater Brattleboro community, currently serving as a corporator of Brattleboro Memorial Hospital and as a member of the Executive Board of Trustees of the Brattleboro Development Credit Corporation. Mr. Richards brings an element of geographic diversity to his service on the board and is able to provide insight and counsel to the entire Board with respect to this portion of the Bank’s market area.

Terms Expiring at the 2014 Annual Meeting

John P. Barnes, age 56, was named President and Chief Executive Officer of People’s United on July 22, 2010. Mr. Barnes had been serving as interim President and Chief Executive Officer since April 25, 2010. Prior to that date, Mr. Barnes had served as Senior Executive Vice President and Chief Administrative Officer for People’s United following the acquisition of Chittenden Corporation in early 2008. Mr. Barnes served as an Executive Vice President of Chittenden since 1997. He became a member of the Board in 2010 and is a member of the Enterprise Risk, Executive and Treasury and Finance Committees and a member of the Bank’s Loan Review and Trust Committees.

Mr. Barnes has worked in the financial services industry since 1983, when he joined Chittenden Bank after five years with the FDIC in Boston. He became Senior Vice President and Chief Credit Policy Officer in 1988. In 1990 he was named to head the Credit Policy and Administration division. In 2002, he was appointed Executive Vice President in charge of the newly formed Chittenden Services Group, which included Information Technology, Operations and other centralized services for the corporation. Mr. Barnes is a graduate of Northeastern University and received his MBA from the University of Vermont.

The Board believes that Mr. Barnes, as the Company’s chief executive officer, has a critical role to play as a representative of management on the Board. For this reason, the Board expects that for as long as Mr. Barnes serves as the Company’s chief executive officer, the Board will recommend him for election to the Company’s Board of Directors. Mr. Barnes also serves as the Chairman of The People’s United Community Foundation.

Collin P. Baron, age 64, is a member of the law firm of Pullman & Comley, LLC, a full-service law firm with offices in major Connecticut cities and in White Plains, N.Y. He has been affiliated with the firm since 1973. Mr. Baron became a director in 2001. He serves as a member of the Enterprise Risk and Executive Committees and chairs the Treasury and Finance Committee. He also serves as a member of the Bank’s Loan Review Committee.

A graduate of the University of Virginia and the George Washington University National Law Center, Mr. Baron has more than 35 years of experience in corporate, health care and banking law. He is a member of the Connecticut Health Lawyers Association and National Health Lawyers Association. He is a member of the Banking Law section of the Connecticut Bar Association and a former member of its Executive Committee. He has also been an active member of the greater Bridgeport business, legal and philanthropic community.

In evaluating Mr. Baron’s qualifications for board service, the Board determined that Mr. Baron’s expertise in corporate and banking law, coupled with his past experience as a member of the Bank’s and the Company’s Board of Directors and thus his familiarity with both the Bank’s and the Company’s operations, qualify him to serve on the Company’s Board and enhance the overall mix of skills among Board members.

The Board also considered the fact that Mr. Baron is a principal at a law firm that does business with the Bank and determined that this relationship does not compromise Mr. Baron’s ability to serve effectively as a director of the Company. In February of this year, the Board determined that Mr. Baron met the criteria for independence under applicable NASDAQ listing standards.

Richard M. Hoyt, age 69, is affiliated with two privately held Connecticut-based companies. He is President and Chief Executive Officer of Chapin & Bangs Co., a steel service and processing center based in Bridgeport, Connecticut, and is Chairman and Chief Executive Officer of Lindquist Steels, Inc., a distributor of tool steel based in Stratford, Connecticut with operations in Columbia, South Carolina and Knoxville, Tennessee. He has occupied each of these positions for more than five years. In his role as chief executive officer of these companies, Mr. Hoyt has overall responsibility for all aspects of their business, including their financial condition and performance. Mr. Hoyt also serves as a director of Bridgeport Hospital and previously served as a director of the Yale New Haven Health System. Mr. Hoyt, a graduate of Yale University, was first elected as a director in 2002. Mr. Hoyt is a member of the Audit and the Compensation, Nominating and Governance Committees and of the Bank’s Trust Committee.

In assessing Mr. Hoyt’s qualifications for board service and the contributions he brings to the Board’s total mix of skills and attributes, the Board gave favorable weight to Mr. Hoyt’s perspective as a small business owner and his extensive involvement in the greater Bridgeport community, noting that Mr. Hoyt serves on the audit committee of Bridgeport Hospital. In addition, the Board gave positive consideration to Mr. Hoyt’s past experience as a director of Connecticut Energy Corporation (former parent of the Southern Connecticut Gas Company) from 1992 until its acquisition by Energy East Corporation in 2002 and to his past service as a director of both the Bank and the Company, including his service on the Company’s Board and its Audit and Compensation, Nominating and Governance Committees.

Except as set forth above, during the past five years no director or nominee has had a principal occupation or employment with People’s United or any of its subsidiaries or other affiliates. No director or nominee is related by blood, marriage or adoption to an executive officer of People’s United or any of its subsidiaries or other affiliates.

With the exception of Messrs. Barnes, Bottomley and Walters, each person nominated for reelection as a director at the 2012 annual meeting and each of the directors continuing in office is “independent” for purposes of the applicable listing standards of The Nasdaq Stock Market.

Meetings of the Board of Directors and its Committees

During 2011, our Board of Directors held 13 meetings. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors held while he or she was a director and (b) the total number of meetings held by all committees of the Board on which he or she served.

The Board of Directors of People’s United encourages all directors to attend the annual meeting of shareholders. All eleven of the individuals serving as directors of People’s United at the time of the 2011 annual meeting of shareholders attended that meeting.

Board of Directors Committees

Our Board of Directors has five standing committees: the Audit Committee; the Compensation, Nominating and Governance Committee; the Enterprise Risk Committee; the Executive Committee; and the Treasury and Finance Committee. The charters of each of these committees are posted on our website (www.peoples.com) under the heading “Investor Relations—Corporate Governance—Board and Committee Structure.”

Audit Committee. The Audit Committee met 11 times during 2011. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit

Committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. Each member of the Audit Committee also satisfies the more stringent definition of independence required for members of audit committees generally, as set forth in Rule 5605(c)(2)(A) of the listing standards of The Nasdaq Stock Market. The members of the Audit Committee are George P. Carter (Chairman), John K. Dwight, Jerry Franklin, Janet M. Hansen, and Richard M. Hoyt. The Audit Committee is responsible for monitoring the Company’s accounting practices and internal controls, including the supervision of an annual audit of our financial statements by independent registered public accountants.

Our Board of Directors has adopted a written charter for the Audit Committee, including provisions recognizing the specific audit committee responsibilities imposed by the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission rules implementing that Act, and the listing standards of The Nasdaq Stock Market. A copy of the charter is available on the Bank’s website at www.peoples.com.

The Board of Directors has determined that John K. Dwight and Janet M. Hansen, members of the Audit Committee, each qualify as an “audit committee financial expert” within the meaning of applicable Securities and Exchange Commission regulations.

Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee of People’s United, which is comprised of James A. Thomas (Chairman), George P. Carter, Richard M. Hoyt, and Mark W. Richards, met 13 times during 2011. Each member of this committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. The Compensation, Nominating and Governance Committee is responsible for making policy decisions concerning the Company’s compensation and benefit programs, and conducts periodic performance reviews of the senior and executive officers of the Company. The Compensation, Nominating and Governance Committee also recommends nominees for election as directors to the full Board of Directors of the Company. A current copy of the Compensation, Nominating and Governance Committee charter is available on the Bank’s website at www.peoples.com.

The Compensation, Nominating and Governance Committee engages an independent compensation consultant to assist it in the annual compensation process. The consultant is retained by and reports to the Compensation, Nominating and Governance Committee. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for particular components of core compensation from the survey and comparison group data. The Committee engaged the firm of Towers Watson to serve as its independent compensation consultant during 2011.

Management may engage one or more consultants to provide additional information, advice, and professional services related to other aspects of the compensation and benefits function. These consultants work primarily with management but may also communicate directly with the Compensation, Nominating and Governance Committee. The consultant engaged to assist the Compensation, Nominating and Governance Committee in the annual compensation process may also be engaged to perform some of these additional services.

The total amount of fees paid to Towers Watson for services rendered in 2011 was $165,352. Of this amount, $144,818 was for services relating to executive and director compensation, and $20,534 was for other services.

The Compensation, Nominating and Governance Committee has adopted a policy requiring that the terms of engagement of the compensation consultant be set forth in an annual engagement agreement, with such agreement to set forth the scope of work to be undertaken in connection with matters relating to executive compensation. The engagement agreement also requires the compensation consultant to provide periodic reports to the Committee of any work performed by the consultant for People’s United or any of our affiliates, other than work relating to executive compensation. The purpose of this policy is to ensure that the Committee maintains an appropriate level of control over the compensation consultant and its activities on behalf of the Company and our affiliates.

Enterprise Risk Committee. The Enterprise Risk Committee met ten times during 2011. The Committee is comprised of Janet M. Hansen (Chairwoman), John P. Barnes, Collin P. Baron, Kevin T. Bottomley, George P. Carter, Eunice S. Groark, Mark W. Richards and Kirk W. Walters. The Enterprise Risk Committee assists the Board of Directors in its oversight of management’s implementation of the Company’s enterprise-wide risk management process, makes recommendations to the Board concerning the Company’s risk tolerance, and assesses the Company’s corporate strategy in light of its risk tolerance.

Executive Committee. The members of the Executive Committee are George P. Carter (Chairman), John P. Barnes, Collin P. Baron, Jerry Franklin, Eunice S. Groark, Janet M. Hansen, and James A. Thomas. The Executive Committee may formulate and recommend to the Board of Directors for approval general policies regarding the management and affairs of the Company, and may perform such other functions as are provided in the Company’s bylaws or as directed by the Board of Directors. The Executive Committee did not meet during 2011.

Treasury and Finance Committee. The Treasury and Finance Committee met ten times during 2011. The Committee is comprised of Collin P. Baron (Chairman), John P. Barnes, John K. Dwight, Eunice S. Groark, and Janet M. Hansen. The Treasury and Finance Committee assists the Board of Directors in its oversight of the Company’s asset-liability management goals and strategy.

Board Leadership Structure; Board’s Role in Risk Oversight

Leadership Structure. In November 2008, the Board elected George P. Carter, who at that time was serving as the Company’s Lead Director, as its independent, non-executive Chairman of the Board. Prior to this time, the President and Chief Executive Officer also served as Chairman of the Board of Directors. The non-executive Chairman must be an “independent” director of the Company, as that term is defined pursuant to the listing requirements established by The Nasdaq Stock Market, Section 10A of the Securities Exchange Act of 1934, and, because Mr. Carter occupies the same position on the Board of Directors of the Bank, the rules and regulations of the Federal Deposit Insurance Corporation relating to the independence of directors.

In his role as non-executive Chairman of the Board, Mr. Carter’s responsibilities include chairing meetings of the Company’s board of directors; approving Board agendas and meeting schedules and ensuring appropriate information flow; acting as liaison between the non-management members of the Board and management; meeting periodically with the Chief Executive Officer for informal discussion concerning major issues involving the Company; and providing input to the Compensation, Nominating and Governance Committee concerning the performance of the Chief Executive Officer.

The Board adopted this structure during a time of unexpected leadership transition at the Company. It believed that separating the position of Chief Executive Officer and Chairman and assigning the Chairman’s responsibility to an independent director with long tenure as a member of the Board of Directors would benefit the Company by providing leadership continuity to the Board and management during this transition period and would provide support to the Company’s incoming Chief Executive Officer as he assumed his new duties. The Board believes that good corporate governance requires having an independent director assume a formal board leadership role, and the Company’s Bylaws were amended in 2010 to require that the Chairman of the Board be an independent director. In view of this requirement, the Bylaws were also amended to eliminate the position of Lead Director at that time.

Board’s Role in Risk Oversight. Given the importance of the Bank’s operations to the Company and the possible impact of risks associated with Bank activities on the Company, the Company and the Bank have adopted an integrated risk management oversight structure designed to ensure that all significant risks are actively monitored by the Board or a board-level committee of either the Company or the Bank. All members of the Company’s board of directors are also members of the Board of Directors of the Bank.

Role of the Enterprise Risk Committee. In February 2011 the Company established an Enterprise Risk Committee, which has been authorized to oversee management’s implementation of the Company’s enterprise-wide risk management process; to make recommendations to the full Board concerning the Company’s risk tolerance; and to assess the Company’s corporate strategy in light of its risk tolerance.

The Company’s executive-level Chief Risk Officer reports to the Enterprise Risk Committee concerning the Company’s overall enterprise risk management, or ERM, strategy and the implementation of an ERM plan. The ERM plan outlines the processes used by the Company to identify, assess, monitor and control risks throughout the organization. Special focus is given to risks that affect the entire enterprise and to the identification of emerging risks. In addition to reporting to the Enterprise Risk Committee, the Chief Risk Officer makes quarterly reports to the Board concerning the status of the ERM plan.

The Enterprise Risk Committee has responsibility to review management’s assessments concerning specific risks, including: credit risk; market/interest rate risk; liquidity risk; incentive compensation risk; reputation risk; strategic risk; operational risk; compliance and regulatory risk; risk related to mergers and acquisitions, including risks associated with the due diligence process and integration risk; fiduciary risk and technology risk . The Enterprise Risk Committee will also receive additional updates and progress reports concerning the management of risks that contain elements that, in the opinion of management and/or the Committee, warrant an additional level of management reporting and oversight. The Enterprise Risk Committee has responsibility for oversight of the Company’s operational risks. These include risks arising from fraud, error, or the inability to deliver products or services and manage information. It also monitors risk mitigation processes related to information and physical security, business continuity and compliance.

In addition to the Enterprise Risk Committee’s general risk oversight role, responsibility for detailed oversight of specific types of risks has been delegated to various Company and Bank board committees, as follows:

Internal Control Risk. In addition to its oversight of all aspects of the Company’s annual independent audit and the preparation of the Company’s financial statements, the Company’s Audit Committee has been assigned responsibility for oversight of risks associated with the Company’s internal controls, legal risks, compliance with applicable laws and regulations, ensuring the establishment and implementation of codes of conduct and overseeing response to reports of examination. The Bank’s Audit Committee has a similar role with respect to oversight of risks associated with the Bank’s internal controls, legal risks, compliance with applicable law and oversight of response to Bank reports of examination.

Market/Interest Rate/Liquidity Risks. The Treasury and Finance Committee has been charged with overseeing management of the Company’s interest rate, liquidity, currency and similar market risks. In fulfilling its responsibilities the Committee oversees the implementation of the Company’s asset liability management policies and activities undertaken in connection with such policies. The Treasury and Finance Committee monitors the Company’s liquidity positions and liquidity risk management activities, interest rate risk management process and overall interest rate risk profile, the sensitivity of the Company’s earnings under varying interest rate scenarios and considers the risks to the Company associated with potential changes in market interest rates. The Treasury and Finance Committee also monitors economic and interest rate trends with a view toward limiting any potential adverse impact on the Company’s earnings.

The Treasury and Finance Committee oversees Company investment activities to ensure compliance with both regulatory requirements and applicable policy. It reviews significant financial risk exposures in its investment and derivatives portfolios, and the steps management is taking to monitor and control such exposures.

It also monitors management of the Company’s treasury functions, including its operations and funds management processes.

Credit Risk. The Bank’s Loan Review Committee oversees and monitors risk related to the Bank’s lending activities. Among other things, it reviews and approves lending strategies and policies; approves asset quality standards with respect to all lending areas, including standards for loan concentrations and liquidity; and monitors concentrations of credit by product, industry and geographic area. The Committee approves appropriate general underwriting policies with respect to all lending areas and monitors adherence to such policies; and approves credit policies. The Committee also monitors asset quality trends, reviews classified loans, charge-offs and delinquencies and approves strategies and policies regarding the acquisition, management and disposition of foreclosed property.

Risks Associated with Compensation Programs. The Company’s Compensation, Nominating and Governance Committee has been delegated responsibility for oversight of the Company’s and the Bank’s various compensation programs. As part of its duties, the Compensation, Nominating and Governance Committee is responsible for evaluating whether any of these programs contain features that promote excessive risk-taking by employees, either individually or as a group. In addition, the Enterprise Risk Committee will review management’s assessment of risks posed by incentive compensation programs.

Communications with the Board

Shareholders who wish to communicate with the Board of Directors of People’s United or with individual members of the Board may address correspondence to the Board or to a director, c/o Corporate Secretary, People’s United Financial, Inc., 850 Main Street, Bridgeport, CT 06604. The Corporate Secretary will review all correspondence addressed to the Board or to a director, and will handle each item in accordance with procedures that have been approved by the independent directors.

The policies described in this section do not apply to shareholder proposals made pursuant to Securities and Exchange Commission Rule 14a-8, or to communications relating to those shareholder proposals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of the common stock with the Securities and Exchange Commission. Based solely on a review of the reporting forms received by People’s United, and written representations that no other reports were required, we believe that during 2011, all reports that were required to be filed under Section 16(a) were filed on a timely basis, except that a report of one transaction by Mr. Walters was not filed on a timely basis. This report, which related to a reversal of salary deferral contributions mistakenly made to the Company’s 401(k) plan, was filed one day late.

Compensation Committee Interlocks and Insider Participation

The Compensation, Nominating and Governance Committee of our Board of Directors is composed solely of individuals who are neither officers nor employees of People’s United, or any of our direct or indirect subsidiaries. The current members of the Compensation, Nominating and Governance Committee are James A. Thomas (Chairman), George P. Carter, Richard M. Hoyt, and Mark W. Richards. During the fiscal year ended December 31, 2011, there were no interlocks, as defined under the rules and regulations of the Securities and Exchange Commission, between members of the Compensation, Nominating and Governance Committee or executive officers of People’s United and corporations with which such persons are affiliated.

Director Nominations

The Company’s certificate of incorporation and bylaws provide that nominations of candidates for election as directors may be made only by the Board of Directors or by a registered shareholder.

Shareholders of record may nominate candidates by following the nomination provisions specified in the Company’s certificate of incorporation. Shareholders may submit nominations in writing to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary, no later than 120 days in advance of the next annual meeting at which directors will be elected or, if directors are to be elected at a special meeting of shareholders held for that purpose, no later than the close of business on the seventh day following the earlier of (i) the date on which notice of the special meeting was first given to shareholders, or (ii) the date on which a public announcement of that meeting was first made. Each shareholder nomination must include: the name and address of the shareholder(s) of record who intends to appear in person or by proxy to make the nomination; the name and address of each person being nominated; a description of all arrangements or understandings between the shareholder(s) submitting the nomination and the nominee(s) and any other person(s) (including the name of such person(s)) concerning the nomination(s) to be made by the shareholder(s); such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each prospective nominee to serve as a director of the Company if elected.

Role of Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee identifies possible candidates for Board service and is charged with responsibility for evaluating proposed nominations, including those proposed by shareholders. The Committee selects those nominees who will be presented for election by the shareholders, or appointed by the Board of Directors in the case of vacancies arising between annual meetings.

Identification of Proposed Nominees. Prospective candidates for election to the Board of Directors can be identified in several ways. First, any current member of the Board whose term is expiring, who is not disqualified from serving an additional term by reason of age pursuant to the Company’s bylaws, and who has indicated his or her willingness to stand for re-election is automatically considered to have been proposed as a possible candidate.

Second, prospective candidates for Board service may be identified by members of the Committee through informal recommendations from other members of the Board or other parties. Although the Committee has not previously done so, it may in the future decide to retain the services of a search firm to assist it in identifying appropriate candidates for Board service.

Finally, the Company has announced its intention to grow through acquisitions of other financial services companies. The Company has in the past and may in the future appoint one or more members of the board of an acquired institution to the Company’s Board.

Evaluation of Proposed Nominees. In evaluating the qualifications of proposed candidates for nomination for election to the Board, including candidates recommended by shareholders, the Compensation, Nominating and Governance Committee will consider the following factors:

With respect to nominations made by a shareholder, the Committee will consider whether the nomination complies with the requirements of Section 5.06 of the Company’s certificate of incorporation.

The Committee has also established minimum qualifications for board service, which are applied to all potential candidates, including current Board members proposed for re-election. The Compensation, Nominating and Governance Committee will not nominate any person for election to the Board of Directors if, in the opinion of the Committee:

•	actual or apparent conflicts of interest exist that would substantially interfere with the ability of such person to fulfill his or her duties as a director;

•	the person would not, or could not, effectively represent the best interests of People’s United and all of its shareholders;

•	board service would be prohibited under any applicable law or regulation, including, but not limited to, federal banking regulations prohibiting interlocking directorships; or

•	the nomination did not comply with the requirements of Section 5.06 of our certificate of incorporation.

In addition to the minimum qualifications outlined above, in evaluating proposed nominees, the Committee will consider the following factors:

•

whether, in the opinion of the Committee, the nominee exhibits personal qualities, including personal and professional integrity, judgment and collegiality, that will ensure that the nominee will work effectively with the rest of the Board in serving the long-term best interests of People’s United and its shareholders;

•

the skills, personal attributes and professional qualifications of the nominee, in light of the total mix of skills, personal attributes and professional qualifications found within the Board as a whole;

•	the extent to which the nominee would enhance the diversity of perspective and life experience among members of the Board;

•	whether, in the opinion of the Committee, the nominee has demonstrated a commitment to the betterment of the communities that the Company serves; and

•

whether the nominee would be considered “independent” for purpose of service on the Board or any of its committees. Lack of independence will not, by itself, render a candidate unqualified for Board service; however, it is the Board’s intention that a substantial majority of Board members shall at all times qualify as “independent” under the listing standards of The Nasdaq Stock Market and any other applicable laws or regulations.

Within this general framework, the weight given by the Committee and by each Committee member to any particular factor may differ, depending on whether the proposed nominee is a current member of the Board who is being considered for re-election, has been identified as a possible candidate through informal recommendations from other Board members or other parties or is being appointed to the Board in the context of an acquisition. For example, the evaluation process for a current Board member being considered for re-election will focus on the individual’s personal qualities and skills, as reflected in his or her actual performance as a director of the Company. The Committee’s evaluation of a candidate proposed to be newly-elected to the Board might give greater weight to the individual’s professional qualifications in light of the mix of professional qualifications found within the Board as a whole.

The Committee would expect to follow a somewhat different process for evaluating the qualifications of candidates, depending on the source of the recommendation. The process for evaluating current Board members proposed for re-election is simpler than the process for evaluating newly-elected directors. A more in-depth evaluation would have been performed at the time the individual was first proposed for election. Additionally, the Committee has personal knowledge of the individual’s strengths and weaknesses as a Board member, and does not need to solicit information from third parties or conduct interviews.

The evaluation process for directors appointed to the Board in the context of an acquisition would also be simpler than the process for evaluating candidates recommended by other Board members or shareholders, because the Company may be contractually obligated to select a candidate from among the members of the board of the entity being acquired. In this instance, the evaluation process consists of reviewing information about the professional and business experience of board members who have expressed an interest in the position. Potential candidates will also meet with the Chairman of the Board (who is also a member of the Compensation,

Nominating and Governance Committee) and the Chief Executive Officer. The Committee then makes its selection based on feedback provided by the Chairman and Chief Executive Officer, and its evaluation of the candidates’ qualifications and personal qualities, based on the factors outlined above.

The Company has only been in existence since April 2007. Therefore, some aspects of the Committee’s evaluation process have not yet been put into actual practice. The Company has never received any proposed nominations from shareholders and has therefore not had the occasion to evaluate the qualifications of any such nominee. Since the Company’s creation, in addition to the re-election of current Board members to new terms, the Company has filled board positions resulting from one vacancy and five newly-created positions, as follows:

•

The Company’s agreement to merge with Chittenden contained a provision that two members of the Chittenden board would join the Company’s Board following the completion of the merger. As a result, Messrs. Dwight and Richards, both former directors of Chittenden, were appointed to newly-created positions on the Board effective January 1, 2008, contemporaneously with the Company’s acquisition of Chittenden.

•

On February 6, 2008, Philip R. Sherringham was appointed to serve as the Company’s President and Chief Executive Officer, following the death of the Company’s previous President and Chief Executive Officer, John A. Klein. Also on this date, the Board appointed Mr. Sherringham to the Board of Directors, to fill the vacancy resulting from Mr. Klein’s death.

•	On July 22, 2010, Mr. Barnes was appointed to a newly-created position on the Board, concurrent with his appointment as President and Chief Executive Officer of the Company.

•	On March 17, 2011, Mr. Walters was appointed to a newly-created position on the Board, in connection with his appointment as Senior Executive Vice President and Chief Financial Officer of the Company.

•

The Company’s agreement to merge with Danvers Bancorp, Inc. contained a provision that one member of the Danvers board would join the Company’s Board following the completion of the merger. As a result, Mr. Bottomley, formerly a director the President and Chief Executive Officer of Danvers, was appointed to a newly-created position on the Board effective July 1, 2011, contemporaneously with the Company’s acquisition of Danvers.

The Committee seeks candidates who will bring a diversity of perspective and life experience to their board service, and it does not restrict its definition of diversity to any particular personal attribute, such as race or gender. The Committee has taken this approach because it recognizes that there are a myriad of personal characteristics, including not only race and gender but also attributes such as physical disability, national origin, geographic location, socio-economic background, professional experience, religious affiliation and prior military service, that may contribute to an individual’s diversity of perspective. Because the Committee’s definition of diversity is broadly defined, it does not have a policy requiring consideration of any particular personal attribute or attributes in evaluating the qualifications of potential candidates.

Audit Committee Report

The Audit Committee of People’s United has: (1) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2011 with management of People’s United; (2) discussed with KPMG LLP, the independent registered public accounting firm for People’s United, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); (3) received the written disclosures and the letter from KPMG LLP required by applicable professional standards concerning auditor independence; and (4) discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors of People’s United that the audited consolidated financial statements of People’s United as of and for the fiscal year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

George P. Carter, Chairman

John K. Dwight

Jerry Franklin

Janet M. Hansen

Richard M. Hoyt

Compensation Committee Report

The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management of People’s United. Based upon such review and discussion, the Compensation, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation, Nominating and Governance Committee

James A. Thomas, Chairman

George P. Carter

Richard M. Hoyt

Mark W. Richards

Compensation Discussion and Analysis

This section includes information about the executive compensation practices of People’s United, and includes information about compensation paid to our executives by subsidiaries and affiliates of the Company.

This discussion is focused specifically on the compensation of the executive officers named in the Summary Compensation Table which appears later in this section. These executives are referred to in this discussion as the named executive officers.

Overview. The Compensation, Nominating and Governance Committee of the Company’s Board of Directors is responsible for overseeing and making recommendations to the independent members of the Board of Directors with respect to the compensation of the named executive officers, including the Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of each other named executive officer. The independent members of the Board of Directors have ultimate authority to approve the compensation of all named executive officers, including the Chief Executive Officer.

The Compensation, Nominating and Governance Committee also reviews, oversees and approves the management and implementation of the Company’s human resources policies and its principal employee benefit plans. The Committee may undertake other duties that are related to the Company’s human resources function. The Committee has a formal charter which describes the Committee’s scope of authority and its duties. The Committee’s charter is available on the Bank’s website at www.peoples.com.

The Compensation, Nominating and Governance Committee consists of four directors, all of whom are “independent” within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market. The Board of Directors

evaluates the independence of Compensation, Nominating and Governance Committee members annually, using the standards contained in Rule 5605(a)(2). This evaluation, and the determination that each member of the Committee is independent, was most recently made in February 2012.

Executive Participation in Committee Discussions. The executive officers who participate in the Compensation, Nominating and Governance Committee’s compensation-setting process are the Chief Executive Officer and the Chief Human Resources Officer. The Chief Financial Officer may participate to a limited extent in connection with the establishment of financially-driven performance goals. The Chief Risk Officer participates in at least one meeting annually to discuss the assessment of risk in the design and execution of the compensation programs. Executive participation is meant to provide the Compensation, Nominating and Governance Committee with input regarding the Company’s compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation, Nominating and Governance Committee. The Chief Executive Officer also provides information about individual performance assessments for the other named executive officers, and expresses to the Compensation, Nominating and Governance Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

Executives participate in Committee discussions purely in an informational and advisory capacity, but have no vote in the Committee’s decision-making process. The Chief Executive Officer does not attend those portions of Compensation, Nominating and Governance Committee meetings during which his performance is evaluated (except to present his self-evaluation to the Committee) or his compensation is being determined. No executive officer other than the Chief Executive Officer and, on occasion, the Chief Human Resources Officer attends those portions of Compensation, Nominating and Governance Committee meetings during which the performance of the other named executive officers is evaluated or during which their compensation is being determined.

Compensation Objectives. The goals of the Company’s executive compensation programs are to attract, motivate, retain, and pay key executives (including the named executive officers) for performance. The methods used to achieve these goals are strongly influenced by the compensation and employment practices of our competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each named executive officer’s individual performance as well as the encouragement of behaviors directed towards attainment of corporate goals, not all of which are financial in nature or capable of being quantified.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities, individual performance levels, and individual value in the job marketplace. “At-risk” components of compensation reward the named executive officers, including the Chief Executive Officer, based primarily on company-wide performance while also considering their performance against individually-set performance objectives. The Chief Executive Officer’s individual performance objectives are set by the Committee. For the other named executive officers, individual performance objectives are set by the Chief Executive Officer and are reviewed and approved by the Compensation, Nominating and Governance Committee. Equity-based components of compensation provide an incentive for executive behaviors that are aligned with the interests of shareholders. The retirement component of the compensation program rewards the named executive officers for their long-term contributions to the organization.

Components of Compensation. We use many different building blocks as part of our overall executive compensation program. Some are paid in cash, while others are based on our common stock. The principal components of executive compensation packages consist of:

•	Base salary

•	Annual cash bonus (also referred to as the Short-Term Incentive Plan (STIP) Bonus)

•	Long-term incentives

Long-term incentives are awarded under the People’s United Financial 2008 Long-Term Incentive Plan, or LTIP; the People’s United Financial 2007 Recognition and Retention Plan, or RRP; and the People’s United Financial 2007 Stock Option Plan, or SOP.

Awards under the LTIP are made in one of three forms:

•	Long-term cash bonus (also referred to as the LTIP Bonus)

•	Stock options

•	Restricted stock grants

Awards under the RRP are made in the form of restricted stock grants, and awards under the SOP are made in the form of stock options.

LTIP Bonuses are paid out at the end of a three-year performance cycle. Equity-based awards (stock options and restricted stock grants) under the LTIP, RRP and SOP vest incrementally over time, and in the case of stock options have value only if the market price of our common stock increases after the awards are made.

Named executive officers receive a variety of fringe benefits as compensation. Some of these are available to a broad range of employees. Others are limited to senior and executive officers. Fringe benefits for the named executive officers are:

Broad-based fringe benefits:

•	Medical, dental and vision coverage (employee shares cost)

•	Pre-tax health and dependent care spending accounts

•	Adoption assistance

•	Employee referral services

•	Group life insurance coverage

•	Long-term disability insurance coverage equal to 60% of base salary

Senior and executive officers only:

•	Tax preparation services

•	Financial planning services

•	Annual $500 reimbursement for health club membership

•	Automobile allowance and reimbursement of operating expenses

•	Home security services (management committee members only)

People’s United bears the expense of other club memberships for named executive officers, if the membership is used primarily for business-related purposes. Certain executives who do not reside permanently in the Bridgeport, Connecticut area are provided with local housing at our expense.

Retirement benefits represent an important source of compensation to the named executive officers. As with fringe benefits, some forms of retirement benefits are available to a broad range of employees, while others are limited to senior and executive officers who meet specified eligibility criteria. Retirement benefits are provided through these programs (tax-qualified plans are marked with an asterisk):

Broad-based retirement programs:

•	People’s United Bank Employees’ Retirement Plan*

•	People’s United Bank 401(k) Employee Savings Plan*

•	People’s United Financial Employee Stock Ownership Plan*, or ESOP

•	Retiree health benefits (retiree shares cost)

Senior and executive officers only:

•	People’s United Bank Cap Excess Plan

•	People’s United Bank Enhanced Senior Pension Plan

•	People’s United Bank Non-Qualified Savings and Retirement Plan

Certain executive officers only:

•	Split-Dollar Cash Value Restoration Plan

Individuals who were not employed by the Company prior to August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan or in the Cap Excess Plan or the Enhanced Senior Pension Plan. Individuals who are not eligible to participate in these plans may be eligible for additional benefits under the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan.

Please see the section entitled “—Changes to Retirement Programs” under the heading “Other Board and Committee Actions” for a description of amendments to certain retirement programs that became effective at the end of 2011.

Additional information about the LTIP can be found later in this section under the heading “—Long-Term Incentive Plan”; for the RRP under the heading “—2007 Recognition and Retention Plan”; for the SOP under the heading “—2007 Stock Option Plan”; for the Split-Dollar Cash Value Restoration Plan under the heading “—Split-Dollar Cash Value Restoration Plan”, and for the Employees’ Retirement Plan, the 401(k) Employee Savings Plan, the ESOP, the Cap Excess Plan, the Enhanced Senior Pension Plan, and the Non-Qualified Savings and Retirement Plan, in the discussion following the table headed “Pension Benefits.”

As a result of the merger of Chittenden with People’s United in 2008, we assumed responsibility for the Chittenden Corporation Pension Account Plan. Mr. Barnes is entitled to benefits under this plan. Additional information about this plan can be found in the discussion following the table headed “Pension Benefits.”

Say on Pay. At the 2011 Annual Meeting, our shareholders approved the compensation of our executive officers as presented in the proxy statement for that meeting, with 86.6% of the votes cast in favor of approval. The Board of Directors elected to make no changes to the Company’s executive pay practices based on the outcome of that vote. Other changes to our executive compensation programs, which are described below, were made for unrelated reasons.

Assembling the Components. The Compensation, Nominating and Governance Committee analyzes the level and relative mix of each of the principal components of the compensation packages for named executive officers on an annual basis. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the named executive officers other than himself. Based on this analysis and (where appropriate) the Chief Executive Officer’s recommendations, the Compensation, Nominating and Governance Committee makes annual recommendations to the independent members of the Board of Directors about each named executive officer’s compensation package to the extent derived from base salary, STIP Bonus and long-term incentives provided pursuant to the LTIP. This portion of executive compensation is also called core compensation.

Decisions about core compensation are made without reference to other elements of compensation (i.e., fringe benefits, retirement benefits, and incentive awards under the RRP and SOP). With one exception, fringe benefits and retirement benefits are not specifically tailored for the named executive officers, and are provided under programs that provide similar benefits to non-executive employees of the Company. The Split-Dollar Cash Value Restoration Plan is an exception to this general rule. As noted in the section entitled “—Split-Dollar Cash Value Restoration Plan,” this plan was created after enactment of the Sarbanes-Oxley Act of 2002 and the resulting termination of certain named executive officers’ participation in the split-dollar life insurance program.

The RRP and the SOP are not intended to replace or supplement the LTIP as the source of incentive grants used in assembling the annual core compensation package for the named executive officers. The Compensation, Nominating and Governance Committee will consider making grants under the RRP and the SOP to acknowledge and recognize significant contributions made to the organization by the proposed recipient, or if deemed necessary or appropriate in order to help attract or retain the services of the proposed recipient. For a discussion of grants made pursuant to these plans to named executive officers in 2011, see “—Other Committee Actions.”

The Compensation, Nominating and Governance Committee reviews the other components of executive compensation (fringe benefits and retirement benefits), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation, Nominating and Governance Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular named executive officer’s compensation package. Decisions about these components of compensation are made without reference to the named executive officers’ core compensation packages, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Compensation, Nominating and Governance Committee seeks to create what it believes is the best mix of the principal components of core compensation in delivering the named executive officers’ core compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The companies which are the source of the benchmark data may be different for the Chief Executive Officer and for the other named executive officers, due to differences in the availability of reliable data for comparable executive positions below the Chief Executive Officer level. As discussed below under the heading “—Committee Actions Affecting 2011 Compensation,” the Committee uses the benchmark data as a primary reference point when setting the Chief Executive Officer’s compensation, and as a reference point when setting the compensation for the other named executive officers.

For each named executive officer, a significant percentage of core compensation is at-risk, meaning that it will generally be earned or increase in value when the Company or the named executive officer is successful in ways that are aligned with and support shareholder interests. At-risk elements of compensation may have no value or may be worth less than the target value if applicable performance goals are not fully attained or the price of the common stock declines or remains flat after the date the at-risk compensation is awarded. At-risk compensation includes all components of core compensation other than base salary.

Assembly of the core compensation package for each named executive officer begins with the establishment of target ranges for the separate elements making up each named executive officer’s core compensation package. The Compensation, Nominating and Governance Committee establishes these target ranges in consultation with the Chief Executive Officer and the independent compensation consultant.

The Compensation, Nominating and Governance Committee next determines the base salary component for each named executive officer, including the Chief Executive Officer. The Compensation, Nominating and Governance Committee reviews base salary information compiled by the compensation consultant from the sources described above, then formulates a recommendation for the base salary component of each named executive officer’s compensation in relation to that information. The target base salary for the Chief Executive Officer is determined using the percentile target range established for the elements of his core compensation. The target base salary for each other named executive officer is based on target ranges for each element of core compensation. The target base salary for each named executive officer may then be adjusted on an individual basis to reflect a variety of factors. Deviations from the targets typically reflect each executive’s length of service, experience, complexity of responsibility, value to the organization, and expertise in his or her field of responsibility. A number of these factors are subjective in nature.

The Compensation, Nominating and Governance Committee follows a similar process for each other element of core compensation using the target ranges established for the elements of core compensation.

The target amount of the STIP Bonus award and the target amount of the LTIP Bonus award are each expressed as a percentage of the executive’s base salary for the ensuing year. The assumed value of stock options for purposes of assembling the compensation package is determined using the Black-Scholes option pricing model, and the assumed value of restricted stock grants is the fair value of the common stock, in each case determined as of a date reasonably close to the date the grants are made. The relative weighting of stock options, restricted stock grants and targeted LTIP Bonus awards is determined with reference to the competitive data made available to the Compensation, Nominating and Governance Committee. In each case, the Committee may decide to depart from the target levels so established, for the same reasons as discussed with respect to base salary.

The annual process of assembling target compensation packages for the named executive officers is forward-looking in nature. Actual performance over the applicable measurement period may exceed or fall short of the targets, and the common stock may be worth more or less in the future compared to valuations used in formulating equity-based awards. This means that when at-risk compensation is actually received by a named executive officer, it may be worth more or less to the executive than was expected at the time the award was initially made. This applies to forms of at-risk compensation paid out in cash (STIP Bonus and LTIP Bonus) or realized in the stock market from the exercise of stock options or sale of shares of restricted stock after vesting.

The value (or lack of value) realized by named executive officers from at-risk awards granted in prior years is not taken into account by the Compensation, Nominating and Governance Committee in the process of setting compensation for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the link between performance and reward would be diluted or eliminated. Named executive officers would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. In addition, the value realized by a named executive officer from equity-based awards granted in prior periods depends in large measure on when the executive decides to realize that value by exercising options or by selling vested shares of restricted stock. The Committee does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

The objective of the annual compensation-setting process is to establish the appropriate level and mix of compensation for each named executive officer, in reference to the factors discussed above. Therefore, the Compensation, Nominating and Governance Committee believes that the accounting treatment of any given element of core compensation, while relevant, is not a fundamental consideration in the compensation-setting process.

For the same reasons, the Compensation, Nominating and Governance Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a named executive officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the tax code and related tax regulations. Base salary and compensation derived from restricted stock awards are not forms of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Stock options are treated as a form of performance-based compensation because their value is entirely dependent on the performance of the common stock in the market after the date the option is granted. Short-term bonus and long-term cash bonus awards may qualify as forms of performance-based compensation under the income tax regulations.

The Compensation, Nominating and Governance Committee understands that People’s United will not be able to deduct a certain portion of the compensation paid to the named executive officers if it does not qualify as performance-based compensation for tax purposes and exceeds the Section 162(m) limit. The Committee further understands that the absence of this deduction will increase the effective cost of such compensation. The Committee believes this represents an additional cost of doing business that should be borne by the organization as a result of non-tax decisions regarding the appropriate level and mix of compensation for each named executive officer.

The Committee will continue to monitor and review the Company’s compensation policies in light of evolving corporate governance standards and the results of periodic “say on pay” votes by shareholders. It will consider revisions to compensation policies when, in the Committee’s judgment, doing so would be consistent with the achievement of long-term success and the enhancement of shareholder value.

Linking Company Performance to Incentive Plan Funding. Each year, the Compensation, Nominating and Governance Committee establishes one or more prospective company-wide performance targets for use in making funding determinations that affect payment of STIP Bonuses and LTIP Bonuses. Actual performance is evaluated against the target performance measures after the close of the performance period to which the measures apply. The results of that comparison are used to calculate the level of funding available to pay STIP Bonuses and to determine payouts for LTIP Bonuses awarded for the applicable performance period.

For purposes of the STIP Bonus, each named executive officer is also evaluated on several performance objectives that are set at the beginning of the year and which are reviewed and revised as appropriate on a quarterly basis. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures as well as competencies and overall performance rating is taken into account in determining the amount to be paid out to that executive as a STIP Bonus.

The target performance measures for the STIP are objective measures that reflect the Company’s operating results for the year for which the target is established. The Committee has historically sought to ensure that attainment of the target performance measure is challenging yet achievable. When establishing a performance target in relation to results of operations, the Committee seeks to establish a target based on operating results derived from sources that are reasonably predictable and stable. Therefore, the Committee often specifies a target operating measure (such as earnings per share, or EPS) that is based on results from continuing operations. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Committee consider additional adjustments to the target operational measures which are designed to eliminate the effects of extraordinary or unusual events. Some events for which these kinds of adjustments are made do recur from time to time, but are nevertheless considered to be extraneous to the conduct of normal day-to-day banking business. The Committee is not required to adopt the Chief Executive Officer’s recommendations. For any given year, the Compensation, Nominating and Governance Committee may decide to establish performance measures in addition to or in place of operationally-based measures. For 2011, the Committee established a STIP performance target based on EPS. The EPS performance measure established by the Committee differs from EPS as reported under U.S. generally accepted accounting principles because it excludes the effects of certain non-routine items.

For purposes of determining the level of funding available to pay STIP Bonuses, actual performance for the relevant year is compared to the target performance measure(s) without reference to any external factors. If actual performance falls below the targeted level but is at least 70% of the targeted level, funding for payment of STIP Bonuses on a reduced basis may be available.

The process is different for the LTIP Bonus. The actual amount paid out pursuant to an LTIP Bonus award is determined over a three-year performance cycle. A new performance cycle begins at the start of each calendar year. The Company’s performance relative to the designated performance measure (total shareholder return, or TSR, as discussed below) over the entire three-year period will determine the amount to be paid out, without regard to the Company’s performance during any one year within that period.

The amount actually payable to each named executive officer based on his or her LTIP Bonus award will be determined by People’s United’s total shareholder return, or TSR, for the full three-year performance period relative to the TSR for a peer group of financial institutions over the same period. TSR measures the change in value realized by shareholders over a specified time based on changes in stock price and total dividends paid. The peer group is designated by the Compensation, Nominating and Governance Committee at the beginning of the three-year performance period for which the target performance measure is set. The composition of the peer group is determined by the Committee with input from executive management and the Committee’s independent compensation consultant, and may be updated from time to time as necessary to reflect changes (such as mergers) affecting the companies included in the group at the time the group was identified. LTIP Bonuses will be paid out at target if the Company’s TSR for the designated period falls at the 50th percentile of the TSR for the peer group. If the Company’s TSR relative to the TSR of the peer group falls below the 25th percentile of the peer companies, no payout will occur. LTIP Bonuses will be paid on a reduced basis if the Company’s relative TSR is between the 25th and 50th percentile of peer group TSR. Likewise, LTIP Bonuses will be paid at levels greater than target if the Company’s TSR is above the 50th percentile of the peer group TSR, and will be paid at a maximum of 150% of target if the Company’s TSR is at or above the 75th percentile of the peer group TSR.

Timing of Equity Grants. Stock option grants and restricted stock grants are effective as of the grant date, and options are priced at fair market value on the date of grant. The grant date is the date the equity awards are approved for issuance by the independent members of the Board of Directors, acting on recommendations made to them by the Compensation, Nominating and Governance Committee. The LTIP and the SOP each define “fair market value” as the average of the high and low price of the common stock on the grant date or, if the grant date is not a day when the stock market is open, on the most recent day for which trading data is reported by the market. Equity grants are only made to named executive officers during the normal annual compensation-setting cycle except under circumstances discussed under the heading “—Exceptions to Usual Procedures.”

Stock Ownership Guidelines. People’s United has adopted guidelines establishing expected levels of stock ownership by the named executive officers. In general, the Chief Executive Officer is expected to own shares valued at five times his base salary, while the other named executive officers are expected to own shares valued at three times base salary. These guidelines were adopted in September 2008 and updated in October 2010, with compliance to be achieved within a five-year phase-in period from the later of the date the guidelines were first adopted or the date of an executive’s promotion or hire.

Exceptions to Usual Procedures. The Compensation, Nominating and Governance Committee may from time to time recommend to the independent members of the Board of Directors that they approve the payment of special cash compensation or the grant of special equity-based awards to one or more named executive officers in addition to payments and grants approved during the normal annual compensation-setting cycle. The Committee might make such a recommendation if it believes it would be appropriate to reward one or more named executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. On occasion, special payments are contingent on some period of future service by the named executive officer. All equity grants are subject to future vesting contingencies, which may be different than the vesting periods that apply to grants made during the normal annual compensation-setting cycle.

The Committee will generally make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

Equity-based grants were made to the Chief Financial Officer pursuant to the RRP and SOP in 2011 outside the normal annual compensation-setting cycle. See “—Other Committee Actions” for a more detailed discussion of this grant.

Rating Past Performance; Payout Decisions. The Committee is responsible for reviewing the actual performance of People’s United against performance targets established in prior periods. The evaluation of performance in relation to those targets is essential to determining the extent to which cash bonuses are paid to or amounts are accrued for the benefit of named executive officers. For more information about these performance targets and how they are used, see “—Linking Company Performance to Incentive Plan Funding” above.

The amount actually paid out to each named executive officer (including the Chief Executive Officer) pursuant to a STIP Bonus award depends on two factors: the extent to which the overall STIP Bonus pool is funded for the year; and the named executive officer’s overall performance rating with respect to his individual performance measures and leadership competencies. The Chief Executive Officer evaluates the performance and leadership behaviors of all named executive officers other than himself, and makes recommendations to the Compensation, Nominating and Governance Committee based on those evaluations. The Compensation, Nominating and Governance Committee evaluates the performance and leadership behaviors of the Chief Executive Officer.

As discussed earlier, the Committee often specifies one or more target performance measures intended to fairly represent the results of continuing operations during the ensuing year. Events may occur during the course of the year which cause management to conclude that one or more of these measures as initially established does not in fact achieve its intended goal. In that case, the Chief Executive Officer may ask the Compensation, Nominating and Governance Committee to exercise discretion in deciding whether or to what degree the applicable performance measure has been attained or exceeded. The Committee may, but is not required to, exercise that discretion.

The extent to which the overall STIP Bonus pool for all eligible employees (including named executive officers) is funded is determined by the performance of the Company measured against the target performance metrics specified by the Compensation, Nominating and Governance Committee. The bonus pool is not funded unless at least 70% of the target performance measures are attained for the year. Maximum funding of the bonus pool will occur if actual performance is at least 130% of the target performance measures.

Once the funding level has been determined, the Committee then decides whether to apply an overall funding adjustment factor. Application of this factor, which may be positive or negative, may result in an adjustment to the overall funding pool. The Compensation, Nominating and Governance Committee will consider applying an overall funding adjustment factor when the actual financial performance for the preceding year was extraordinarily different from expected performance, and when the Committee believes that actual performance was not primarily attributable to any particular operating unit or units within the organization.

Each named executive officer is also evaluated on several performance objectives that were set at the beginning of the previous year and which are reviewed and revised as appropriate on a quarterly basis. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures is taken into account in determining the amount to be paid out to that executive as a STIP Bonus. No named executive officer can receive a STIP Bonus payout in excess of 200% of the target short-term cash bonus amount.

As discussed above under the heading “Linking Company Performance to Incentive Plan Funding,” the actual payout for the LTIP Bonus award is determined over a three-year period. Target LTIP Bonus awards are made to each named executive officer on an annual basis. As a result, in any given year there are three overlapping LTIP Bonus cycles in effect. At the end of the applicable three year performance period a decision regarding the actual payout is made based on the Company’s relative TSR compared to a group of established peer companies. The composition of the peer group may change from year to year. See the discussion under the heading “—Linking Company Performance to Incentive Plan Funding.” The maximum amount that may be paid out pursuant to an LTIP Bonus award upon expiration of a three-year bonus cycle is 150% of the individual participant’s target LTIP Bonus established at the beginning of the three-year cycle.

Committee Actions Affecting 2011 Compensation. The Compensation, Nominating and Governance Committee took a variety of actions during 2011 that affected executive compensation for the year. Early in 2012, the Compensation, Nominating and Governance Committee evaluated the performance of People’s United against the target performance measures established in early 2011 and took other actions relating to calculation of actual payments and accruals for the STIP Bonus and LTIP Bonus based on 2011 performance. Actions taken by the Committee in 2011 with reference to performance measures established for 2010 are not included in the following discussion.

Annual Compensation-Setting Process—Chief Executive Officer

In February 2011, the Committee recommended, and the independent members of the Board of Directors approved, the various components of the Chief Executive Officer’s annual compensation package. Details regarding base salary, stock options, and restricted stock grants are included in the detailed compensation tables elsewhere in this proxy statement. Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for the Chief Executive Officer are included in this discussion. For 2011, the Committee selected the following companies for use in benchmarking the Chief Executive Officer’s compensation package:

Associated Banc-Corp.	Astoria Financial Corp.
BOK Financial Corp.	City National Corp.
Comerica Inc.	Commerce Bancshares Inc.
Cullen/Frost Bankers, Inc.	First Horizon National Corp.
Flagstar Bancorp	Fulton Financial Corp.
Hudson City Bancorp Inc.	M&T Bank Corp.
Marshall & Ilsley Corp.	New York Community Bancorp, Inc.
Synovus Financial Corp.	TCF Financial Corp.
Valley National Bancorp	Webster Financial Corp.
Zions Bancorporation

The companies in this group are all in the financial services industry. All companies listed in the peer group had a market capitalization between $2 billion and $12 billion at the time the companies were selected. Other factors used in selecting these companies were asset size and loan portfolio size. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.

For 2011, the Committee established the target value of Mr. Barnes’ core compensation package at approximately $2.975 million. This placed Mr. Barnes in the 62nd percentile for core compensation paid to chief executive officers of the companies included in the peer group. This target was established based on the recent financial performance of People’s United, Mr. Barnes’ estimated value in the marketplace, and the Committee’s view of the Chief Executive Officer’s critical role in the future success of the Company.

After establishing the target value for Mr. Barnes’ overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee set Mr. Barnes’ base salary at $900,000 representing a 6% increase from his base salary in 2010. Mr. Barnes’ base salary represented approximately 31% of the target value of his core compensation package, consistent with the Committee’s philosophy of emphasizing the at-risk components of core compensation for executive officers.

STIP Bonus: Mr. Barnes’ STIP Bonus target for 2011 was established at 100% of his base salary for 2011. The actual amount to be paid out to Mr. Barnes will be determined based on the financial performance of People’s United for the year. The amount paid out will not exceed 200% of the target amount. See “Rating Past Performance” below for a discussion of the amount paid out to Mr. Barnes pursuant to this award.

The Committee established Mr. Barnes’ STIP Bonus target at this level in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of Mr. Barnes’ core compensation package for 2011, and in light of the levels of base salary and STIP Bonus award already determined, the Committee established the target value of the long-term incentive portion of Mr. Barnes’ compensation package for 2011 at approximately $1.125 million. The target value of the long-term incentive portion of Mr. Barnes’ compensation package is made up of the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of Mr. Barnes’ long-term incentive compensation package was designed so that approximately three-quarters of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning Mr. Barnes’ compensation with the long-term interests of People’s United’s shareholders.

Mr. Barnes’ LTIP Bonus target for the three-year performance cycle beginning with 2011 was established at 31% of his base salary for 2011. The actual amount to be paid out to Mr. Barnes will be determined based on the Company’s TSR compared to the TSR of the designated peer group during the three year period of 2011-2013. The amount paid out will not exceed 150% of the target amount.

The Committee recommended the award to Mr. Barnes of options to purchase 108,591 shares of People’s United common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. The actual value realized upon the exercise of these options will depend on the market value of our stock at the time of exercise. The target value of these stock options represented approximately 25% of Mr. Barnes’ long-term compensation for 2011, reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation, Nominating and Governance Committee also recommended the award to Mr. Barnes of 42,759 shares of People’s United common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. The target value of these shares represented approximately 50% of Mr. Barnes’ long-term compensation for 2011.

All Compensation, Nominating and Governance Committee actions taken with respect to the compensation packages for Mr. Barnes were presented as recommendations for approval by the independent members of the Board of Directors. All of the Committee’s recommendations regarding the compensation packages for Mr. Barnes were approved by the independent members of the Board of Directors.

Annual Compensation-Setting Process—Other Named Executive Officers. In February 2011, the Compensation, Nominating and Governance Committee recommended, and the independent members of the

Board of Directors approved, the various components of the annual compensation packages for Messrs. Burner, D’Amore, Tengel and Norton. Compensation decisions for Mr. Hoyt were made in accordance with Company practices applicable to senior officers and did not take into account his service as Interim Chief Financial Officer between February 22 and March 16, 2011. Compensation decisions made with respect to the hiring of Mr. Walters as Chief Financial Officer and the separation arrangements for Mr. Burner were made outside the regular annual process, and are discussed below under “—Other Committee Actions.” Details regarding base salary, stock options, and restricted stock grants made to all of the named executive officers are included in the detailed compensation tables elsewhere in this proxy statement. Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for Messrs. Burner, D’Amore, Norton and Tengel is included in this discussion.

The Committee began the compensation-setting process for the four named executive officers by referring to internally developed broad guidelines which specify target dollar ranges for executive compensation. These guidelines are based in large part on competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The Committee initially established the overall level of core compensation for each of these named executive officers within the guideline ranges after considering the recent performance of People’s United and the contribution of each named executive officer to those results, the value of each executive’s job in the marketplace, and the criticality of each named executive officer to the future success of People’s United in attaining its goals. The Committee next evaluated these preliminary compensation decisions in comparison to the compensation of executives having comparable responsibilities at companies in a peer group designated by the Committee. This peer group was different from the peer group used to establish the Chief Executive Officer’s compensation, due to the limited amount of data available for comparable executive positions in the first peer group.

For 2011, the companies making up the peer group used as a comparison reference for the compensation packages for the other named executive officers were:

Associated Banc-Corp	First Horizon National Corp.
BOK Financial Corp.	Huntington Bancshares Incorporated
City National Corp.	M&T Bank Corp.
Comerica Inc.	Marshall & Ilsley Corp.
Cullen/Frost Bankers Inc.	Webster Financial Corp.

The companies in this group all participate in relevant executive compensation surveys sponsored by the Committee’s independent compensation consultant. With the exception of Huntington Bancshares Incorporated, each of these companies is also included in the peer group used as a comparison reference for the Chief Executive Officer’s compensation.

The Committee compared its preliminary compensation decisions for the four named executive officers with the peer group data to ensure that those preliminary decisions did not deviate significantly from market practice.

The target value of the four named executive officers’ core compensation packages, as established by the Committee for 2011 following the steps outlined above and based on equity valuation assumptions as of a date reasonably close to the Committee’s action, each fell within the third quartile for core compensation paid to executive officers performing similar duties with the companies included in the peer group.

After establishing the target value for each named executive officer’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee first set the 2011 base salary for each named executive officer within target dollar ranges contemplated by the internal guidelines. Salary increases for the four named executive officers represented a combination of normal annual increases of approximately 1% compared to base salaries for 2010. At these levels, base salaries represented between 33% and 34% of the target value of each named executive officer’s core compensation package.

STIP Bonus: The 2011 STIP Bonus targets for these four named executive officers were established at 80% of each executive’s base salary for 2011. The actual amount to be paid out to each named executive officer will be determined in part based on the financial performance of People’s United for the year and in part based on the other factors discussed under the heading “—Rating Past Performance; Payout Decisions.” The amount paid out will not exceed 200% of the target amount. See “Rating Past Performance” below for a discussion of the amounts paid out to the named executive officers pursuant to these awards.

The Committee established the named executive officers’ STIP Bonus targets at these levels in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of the four named executive officers’ core compensation packages for 2011, and in light of the levels of base salary and STIP Bonus awards already determined, the Committee established the target value of the long-term incentive portion of the named executive officers’ core compensation packages for 2011 in a range from approximately $453,200 to $588,010. The target value of the long-term portion of each named executive officer’s compensation package reflects the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of these executives’ long-term compensation packages was designed so that approximately three-quarters of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning executive compensation with the long-term interests of the Company’s shareholders.

The LTIP Bonus targets for the three-year performance cycle beginning with 2011 were established for the four named executive officers in a range between 28% – 31% of each executive’s base salary for 2011. The actual amount to be paid out will be determined based on the Company’s TSR compared to the TSR of the designated peer group during the three year period of 2011-2013. The amount paid out will not exceed 150% of the target amount.

The Compensation, Nominating and Governance Committee recommended the award to the four named executive officers of options to purchase between 43,745 and 58,677 shares of People’s United common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of our common stock is higher than the exercise price of the options. The actual value realized by each named executive officer upon his exercise of these options will depend on the market value of the Company’s stock at the time of exercise. The target value of these stock options represented approximately 25% of each named executive officer’s long-term compensation for 2011, reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation, Nominating and Governance Committee also recommended the award to the four named executive officers of between 17,225 and 23,105 shares of People’s United common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the table headed “Grant of Plan-Based Awards” below. The actual value realized by each named executive officer from these shares will depend on the market value of our stock at the time he chooses to sell such shares. The target value of these shares represented approximately 50% of each named executive officer’s long-term compensation for 2011 based on estimated values for stock options and shares of restricted stock at the time compensation recommendations were formulated.

All Compensation, Nominating and Governance Committee actions taken with respect to the four named executive officers were presented as recommendations for approval by the independent members of the Board of Directors. The Chief Executive Officer participated in the development of these recommendations but did not vote on the adoption of these recommendations by the Committee. All of the Committee’s recommendations regarding the compensation of the four named executive officers were approved by the independent members of the Board of Directors in February 2011.

Establishing Performance Targets. In February 2011, the Committee established the performance targets for purposes of determining actual payouts for the 2011 STIP Bonus. The Committee specified a performance target equal to budgeted EPS from continuing operations for the year, or $0.48. The EPS measure established by the Committee differs from EPS as reported under U.S generally accepted accounting principles because it excludes the effects of certain non-routine items.

Management advised the Committee that it considered this target to be challenging in light of a variety of factors, including: continuing weakness in the credit markets; the Company’s conscious decision to favor preservation of capital over investment yield; and the general competitive environment for 2011. The Committee thus viewed the performance targets to be challenging yet achievable goals based on this information.

For purposes of the LTIP Bonus awards, the Committee specified the Company’s TSR relative to a group of peers for the three-year performance period (2011-2013) as the sole performance measure. This peer group was identical to the peer group used in setting the Chief Executive Officer’s compensation for 2011.

Rating Past Performance.

Beginning in December 2011 and continuing into February 2012, the Compensation, Nominating and Governance Committee evaluated the Company’s actual performance during 2011 against the STIP and LTIP performance targets established in February 2011. For 2011, EPS from continuing operations was $0.68 representing approximately 141% of the performance target established by the Committee at the beginning of 2011. The actual results would have equated to maximum funding of the STIP Bonus pool. However, at management’s recommendation, the Committee approved funding for the overall STIP Bonus pool for all STIP participants, including the named executive officers, at less than the maximum.

The Compensation, Nominating and Governance Committee evaluated People’s United’s TSR relative to the group of peer companies for the purpose of determining LTIP Bonus payouts for the 2009-2011 performance cycle. The Company’s TSR for the three-year period ended December 31, 2011 was -18.1%, which ranked in the 38th percentile of the designated peer group., resulting in LTIP Bonus payouts equal to 76% of the target awards made for the three-year performance period ended December 31, 2011.

On the basis of the Company’s performance results for 2011, and Mr. Barnes’ personal leadership in attaining personal objectives set in consultation with the Committee in February 2011, the Committee recommended, and the independent members of the Board of Directors approved, a 2011 STIP Bonus payout to Mr. Barnes of $1,584,000. This represented 176% of the target amount of the STIP Bonus, as described in the table entitled “Grant of Plan-Based Awards” appearing below. Based on the factors discussed above, the Committee also recommended, and the independent members of the Board of Directors approved, an LTIP Bonus payout to Mr. Barnes for the 2009-2011 performance period of $142,129 which represents 76% of the target amount of such award. In determining the 2011 STIP Bonus payouts for the other named executive officers (other than Mr. Hoyt), the Compensation, Nominating and Governance Committee considered the Chief Executive Officer’s evaluation of each named executive officer’s performance against the individual set of previously-established key performance measures and leadership competencies for each officer. Based on each individual’s level of achievement and the level of funding available in the STIP Bonus pool, the Committee recommended, and the independent members of the Board of Directors approved, payouts of STIP Bonuses in amounts equal to 150% of the target amount of each named executive officer’s 2011 STIP Bonus, as described in the table entitled “Grant of Plan-Based Awards” appearing below.

Based on the factors discussed above, the Committee also recommended, and the independent members of the Board of Directors approved, LTIP Bonus payouts to the named executive officers for the 2009-2011 performance period ranging from $33,075 to $93,024 representing 76% of the target amount of each such award.

Other Board and Committee Actions.

Compensation of Mr. Walters. In February 2011, the Company announced that it had hired Mr. Walters to serve as its Chief Financial Officer. The Committee recommended, and the independent members of the Board approved, a 2011 compensation package for Mr. Walters consisting of the following:

•	base salary of $600,000;

•	STIP Bonus target equal to 90% of base salary; and

•	Long-term incentive compensation target equal to 120% of base salary, comprised of:

•	Restricted stock awards representing 50% of the target amount;

•	Stock option awards representing 25% of the target amount; and

•	LTIP Bonus representing 25% of the target amount, with the actual amount to be paid out to be determined based on the financial performance of the Company during the 2011-2013 performance cycle.

Mr. Walters’ compensation package also included reimbursement for specified relocation expenses, the Company’s commitment to purchase his current home at its appraised value if it was not sold by an agreed-upon date, and housing in the Bridgeport, Connecticut area to the same extent as is provided for other executive officers who do not reside permanently in the local area. Mr. Walters subsequently sold his prior residence to a third party without the Company’s involvement.

At the time Mr. Walters joined the Company in March 2011, he was awarded 29,233 shares of restricted stock and 80,000 stock options under the LTIP based on the terms of the compensation package approved by the independent members of the board of directors in February.

In February 2011, the board of directors also approved an additional award of restricted stock and stock options to Mr. Walters valued at $2,000,000 ($1,200,000 in restricted stock and $800,000 in stock options). In March 2011, Mr. Walters was awarded 97,442 shares of restricted stock under the RRP and 353,982 stock options under the SOP in fulfillment of this commitment.

The combination of base salary, short-term incentives, and long-term cash and equity incentives comprising Mr. Walters compensation package was determined by reference to three primary sources: the peer group information used for setting the compensation of named executive officers in 2011; external market data provided by the independent compensation consultant; and comparison to the Company’s pay scale for senior executives. Grants made to Mr. Walters under the RRP and the SOP were not part of this analysis. These additional grants were made to ensure equitable treatment of Mr. Walters in comparison to other similarly situated executives who had received awards under these plans in prior years and in consideration of unvested equity awards and other incentive compensation being surrendered by Mr. Walters by reason of voluntarily terminating his then-current employment.

Separation Agreement with Mr. Burner. In February 2011, the Compensation, Nominating and Governance Committee and the full Board approved the terms of a separation agreement to be entered into in connection with the resignation of Mr. Burner as Chief Financial Officer. Payments made to Mr. Burner as a result of the termination of his employment are set forth in the Summary Compensation Table and accompanying text.

Recognition Bonus. In February 2012, Mr. Hoyt was awarded a special one-time cash bonus of $40,000 in recognition of his significant and extraordinary efforts on behalf of the Company in 2011.

Changes to Retirement Programs. In 2011, the Compensation, Management and Nominating Committee and the full Board approved significant changes to the Company’s defined benefit retirement programs. As of December 31, 2011 the Employees’ Retirement Plan, the Cap Excess Plan and the Enhanced Senior Pension Plan were amended. The years of credited service and final average salary used to determine benefits under these plans were frozen, and participants will not earn any additional benefits in these plans after December 31, 2011. The Company’s 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan were amended to make employees who were affected by these changes eligible for additional retirement benefits under these plans.

The Committee and the Board also approved additional amendments to the Company’s 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan. The 1% discretionary employer match feature in both of these plans was eliminated beginning in 2012, as was the 4% enhanced retirement contribution feature in the Non-Qualified Savings and Retirement Plan.

The retirement plan changes were made with a view to ongoing changes in the type and scope of retirement plans provided by companies in the financial services industry and public companies generally.

Compensation Policies and Practices in Relation to Risk Management

The Company has considered the extent to which its compensation policies and practices influence the behaviors of our executives and other employees with respect to taking business risks that could affect the Company. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, either individually or in the aggregate. Executive management, including the Company’s Chief Risk Officer, will conduct an annual risk assessment of these policies and practices and will advise the Compensation, Nominating and Governance Committee of their findings and recommendations (if any) for changes to these policies and practices.

Summary Compensation Table

The following table sets forth a summary for the last fiscal year of the cash and non-cash compensation paid or awarded by People’s United to its principal executive officer, its principal financial officer, and its three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the 2011 fiscal year (the “named executive officers”). Mr. Burner, who served as the principal financial officer of the Company until February 22, 2011, and Mr. J. Hoyt, who served as the principal financial officer on an interim basis between February 22, 2011 and March 16, 2011, are also listed as named executive officers in accordance with applicable Securities and Exchange Commission rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John P. Barnes(1)	2011	$890,384	$—	$577,707	$287,766	$1,726,130	$28,081	$239.983	$3,750,051
President and Chief Executive Officer	2010	699,379	—	859,376	317,031	788,290	12,462	200,665	2,877,203
	2009	407,077	—	239,140	123,181	469,627	17,503	161,108	1,417,636

Paul D. Burner(2)	2011	$90,463	$—	$299,893	$150,409	$—	$3,071	$679,596	$1,223,431
Former Sr. Executive Vice President (Chief Financial Officer)	2010	468,573	—	287,563	136,781	337,908	1,701	121,013	1,353,540
	2009	453,981	—	286,133	149,153	470,005	281	57,717	1,417,270

Robert R. D’Amore	2011	$429,323	$—	$267,807	$132,296	$610,224	$791,905	$159,196	$2,390,750
Sr. Executive Vice President (Retail and Business Banking)	2010	420,632	—	248,527	117,878	378,480	537,798	119,008	1,822,323
	2009	407,077	—	249,267	128,538	499,561	436,477	189,450	1,910,370

Jeffrey Hoyt(3)	2011	$272,744	$40,000	$51,692	$23,877	$166,531	$2,940	$53,067	$610,850
Senior Vice President (Controller)

David K. Norton	2011	$411,231	$—	$235,109	$115,924	$555,796	$1,362	$118,768	$1,438,190
Sr. Executive Vice President (Chief Human Resources Officer)	2010	408,000	90,000	456,547	220,284	341,377	252	62,387	1,578,847
	2009	64,338	90,000	1,001,497	668,691	47,741	—	3,352	1,875,619

Jeffrey J. Tengel(4)	2011	$408,654	$—	$313,968	$155,494	$525,075	$764	$79,016	$1,482,971
Sr. Executive Vice President (Commercial Banking)

Kirk W. Walters(4)	2011	$468,461	$—	$1,562,117	$997,238	$810,000	$353	$257,050	$4,095,218
Sr. Executive Vice President (Chief Financial Officer)

(1)	Served as Senior Executive Vice President (Chief Administrative Officer) until April 25, 2010 and as Interim President and Chief Executive Officer from that date until July 22, 2010 when he was appointed President and Chief Executive Officer.
(2)	Served as Senior Executive Vice President and Chief Financial Officer until his resignation on February 22, 2011.
(3)	Served as Interim Chief Financial Officer from February 22, 2011 to March 16, 2011. Did not serve as an executive officer prior to 2011.
(4)	Did not serve as an executive officer prior to 2011.

Amounts shown in the “Stock Awards” column reflect the value of the awards on the date granted. Stock awards are generally valued at the average of the high and low stock price on the grant date. The value attributed to stock allocated pursuant to the Employee Stock Ownership Plan, which we call the ESOP, is based on the closing price of People’s United stock on the date the allocation was made. For more information on stock awards made to the named executive officers during 2011, see the table in this section entitled “Grants of Plan-Based Awards.” Mr. Burner forfeited all restricted stock awards granted to him on February 17, 2011 by reason of his resignation on February 22, 2011.

Amounts shown in the “Option Awards” column reflect the value of the awards on the date granted. Stock options are valued using the Black-Scholes option pricing model. For 2011, the assumptions shown in the following table were used for the purpose of valuing options granted on the indicated dates. Options granted on February 17, 2011 were granted pursuant to the Long-Term Incentive Plan (LTIP). Options granted on March 17, 2011 were granted pursuant to the LTIP and the 2007 Stock Option Plan (“SOP”) as noted.

Option Grant Date	Option Value	Black-Scholes Assumptions
		Exercise Price	Dividend Yield	Expected Volatility Rate	Risk-free Interest Rate	Expected Term (Years)
February 17, 2011	$2.65	$13.415	4.70%	31.45%	2.66%	5.94
March 17, 2011 (LTIP)	$2.20	$12.300	5.12%	31.40%	2.32%	5.94
March 17, 2011 (SOP)	$2.32	$12.300	5.12%	33.51%	1.97%	4.97

The exercise price shown in the above table is equal to the fair value of the underlying stock on the grant date. For more information on option grants made to the named executive officers during 2011, see the table entitled “Grants of Plan-Based Awards.” Mr. Burner forfeited all options granted to him on February 17, 2011 by reason of his resignation on February 22, 2011.

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2011 reflect short-term incentive bonus payments made to the named executive officers in 2012 with respect to performance in 2011, and amounts paid to the named executive officers in 2012 as long-term incentive bonuses based on People’s United’s performance during the 2009-2011 performance cycle. Details of these amounts are as follows:

	Short-Term Incentive Bonus (STIP Bonus)	Long-Term Incentive Bonus (LTIP Bonus)
John P. Barnes	$1,584,000	$142,130
Paul D. Burner	$—	$—
Robert R. D’Amore	$517,200	$93,024
Jeffrey Hoyt	$149,896	$16,635
David K. Norton	$494,400	$61,396
Jeffrey J. Tengel	$492,000	$33,075
Kirk W. Walters	$810,000	$—

Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are for the twelve months ended December 31, 2011 which is the pension plan measurement date used by People’s United for financial reporting purposes. This column includes above-market earnings on compensation deferred by certain named executive officer under the Non-Qualified Savings and Retirement Plan, as follows: Mr. Barnes, $20,881; Mr. Burner, $3,071; Mr. D’Amore, $20,005; Mr. Hoyt, $2,940; Mr. Norton, $1,362; Mr. Tengel, $764; and Mr. Walters, $153. Information about these earnings and how they are calculated is shown in the table headed “Non-Qualified Deferred Compensation” and accompanying text.

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits consist of: a company-supplied automobile or automobile allowance; tax preparation and financial planning services; reimbursement for up to $500 for health club membership; reimbursement for the executive’s cost of enhanced long-term disability insurance; for Messrs. D’Amore and Walters, the cost of providing local housing in the amount of $23,467 and $26,425, respectively; the use by Messrs. Barnes and Walters of a company-owned airplane to the extent such use was not considered under applicable regulations to be integrally and directly related to the performance of his duties ($33,718 and $27,440, respectively, calculated as described below); and home security services. For Mr. Walters, perquisites for 2011 include $34,059 in payment of moving-related expenses, and $74,200 for reimbursement of expenses incurred in connection with

Mr. Walters’ sale of his former residence. For Mr. D’Amore, perquisites for 2011 include the cost of a club membership which was used primarily, but not exclusively, for business purposes.

In determining the value attributed to the use of the company-owned airplane, only direct flights between Bridgeport, CT and Burlington, VT were considered. The per-flight cost of each trip on which either Mr. Barnes or Mr. Walters was a passenger was divided by the number of Company employees on the same flight for purposes of determining the amount attributable to Messrs. Barnes and Walters for such trips. Fixed costs (such as the monthly third-party management fee) associated with the airplane were excluded in making this calculation.

Additional items shown as “All Other Compensation” for 2011 include: employer matching contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $65,244; Mr. Burner, $9,249; Mr. D’Amore, $30,401; Mr. Hoyt, $14,978; Mr. Norton, $29,278; Mr. Tengel, $16,346; and Mr. Walters, $18,738); employer retirement contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $114,827; Mr. Hoyt, $26,862; Mr. Norton, $51,886; Mr. Tengel, $41,085 ; and Mr. Walters, $32,792; none for Mr. Burner or Mr. D’Amore); the employer-paid portion of medical and/or dental insurance premiums (Mr. Barnes, $13,670; Mr. Burner, $15,244; Mr. D’Amore, $4,749; Mr. Norton, $9,552 ; Mr. Tengel, $14,665; and Mr. Walters, $11,235; none for Mr. Hoyt); a tax gross-up payment with respect to the reimbursement paid to each executive for the cost of enhanced long-term disability insurance (Mr. Barnes, $1,956; Mr. Burner, $515; Mr. D’Amore, $1,916; Mr. Hoyt, $178; Mr. Norton, $499; Mr. Tengel, $107; none for Mr. Walters); and for Messrs. D’Amore and Walters, a tax gross-up payment of $17,554 and $24,887, respectively, with respect to the local housing expenses paid on their behalf. This amount also includes an accrual during 2011 of $60,306 for Mr. D’Amore for potential future payment under the Split-Dollar Cash Value Restoration Plan. For Mr. Burner, this amount includes a severance payment of $470,408 and payment of $10,403 for unused vacation days as a result of his resignation as Senior Executive Vice President and Chief Financial Officer of the Company.

The employer retirement credits made to the Non-Qualified Savings and Retirement Plan for certain named executive officers were made in 2012 with respect to services rendered during 2011 and, accordingly, are not reflected in the table entitled “Non-Qualified Deferred Compensation” appearing elsewhere in this section.

Grant of Plan-Based Awards. The following table sets forth information concerning grants of plan-based awards made in 2011 to the named executive officers under the Short-Term Incentive Plan, the Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan and the Employee Stock Ownership Plan.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
John P. Barnes	Jan. 27, 2011(4)				6			$13.33	$81
	Feb. 17, 2011(5)	$405,000	$810,000	$1,620,000
	Feb. 17, 2011(6)	140,625	281,250	421,875
	Feb. 17, 2011(7)				42,759			13.36	573,612
	Feb. 17, 2011(7)					108,591	$13.42	13.36	287,766
	Dec. 30, 2011(8)				312			12.85	4,015
Paul D. Burner	Jan. 27, 2011(4)				6			$13.33	$81
	Feb. 17, 2011(5)	$188,163	$376,326	$752,652
	Feb. 17, 2011(6)	73,502	147,003	220,505
	Feb. 17, 2011(7)				22,349			13.36	299,812
	Feb. 17, 2011(7)					56,758	$13.42	13.36	150,409
Robert R. D’Amore	Jan. 27, 2011(4)				6			$13.33	$81
	Feb. 17, 2011(5)	$172,400	$344,800	$689,600
	Feb. 17, 2011(6)	64,650	129,300	193,950
	Feb. 17, 2011(7)				19,658			13.36	263,712
	Feb. 17, 2011(7)					49,923	$13.42	13.36	132,296
	Dec. 30, 2011(8)				312			12.85	4,015
Jeffrey Hoyt	Jan. 27, 2011(4)				6			$13.33	$81
	Feb. 17, 2011(5)	$57,652	$115,304	$230,608
	Feb. 17, 2011(6)	11,668	23,335	35,003
	Feb. 17, 2011(7)				3,548			13.36	47,596
	Feb. 17, 2011(7)					9,010	$13.42	13.36	23,877
	Dec. 30, 2011(8)				312			12.85	4,015
David K. Norton	Jan. 27, 2011(4)				2			$13.33	$21
	Feb. 17, 2011(5)	$164,800	$329,600	$659,200
	Feb. 17, 2011(6)	56,650	113,300	169,950
	Feb. 17, 2011(7)				17,225			13.36	231,073
	Feb. 17, 2011(7)					43,745	$13.42	13.36	115,924
	Dec. 30, 2011(8)				312			12.85	4,015
Jeffrey J. Tengel	Feb. 17, 2011(5)	$143,500	$287,000	$574,000
	Feb. 17, 2011(6)	58,938	117,875	176,813
	Feb. 17, 2011(7)				23,105			$13.36	309,954
	Feb. 17, 2011(7)					58,677	$13.42	13.36	155,494
	Dec. 30, 2011(8)				312			12.85	4,015
Kirk W. Walters	Mar. 17, 2011(5)	$270,000	$540,000	$1,080,000
	Mar. 17, 2011(6)	90,000	180,000	270,000
	Mar. 17, 2011(7)				29,233			$12.35	309,954
	Mar. 17, 2011(7)					80,000	$12.30	12.35	176,000
	Mar. 17, 2011(9)				97,442			12.35	1,198,537
	Mar 17, 2011(10)					353,982	$12.30	12.35	821,238
	Dec. 30, 2011(8)				312			12.85	4,015

(1)	For equity grants other than those made pursuant to the ESOP, this is the date grants were approved by the independent members of the Board of Directors. Share allocations made pursuant to the ESOP are made on the date shares are released by the ESOP trustee from the ESOP’s loan repayment account in accordance with the terms of the plan, or as soon as administratively practicable following the date the Administrative Committee authorizes the reallocation of unvested shares forfeited by terminated plan participants to the accounts of then-current participants in the plan.
(2)	The threshold payment for a STIP Bonus and for an LTIP Bonus is shown as 50% of the target amount. Zero payouts are also possible. The maximum payout with respect to a STIP Bonus award is 200% of the target amount. The maximum payout with respect to an LTIP Bonus award is 150% of the target amount.
(3)	Exercise price is equal to “fair market value” which is defined in the Long-Term Incentive Plan as the average of the high and low stock price on the grant date. This will usually differ from the closing price on the grant date. The fair value of shares allocated to each executive pursuant to the ESOP is based on the closing price on the date the allocation is made.
(4)	Reallocation of pro rata portion of unvested shares forfeited by terminated ESOP participants.
(5)	STIP Bonus award for 2011, payable in 2012.
(6)	LTIP Bonus award, payable at the end of the 2011-2013 performance cycle.
(7)	Granted pursuant to Long-Term Incentive Plan.
(8)	Allocated pursuant to ESOP.
(9)	Granted pursuant to 2007 Recognition and Retention Plan.
(10)	Granted pursuant to 2007 Stock Option Plan.

Mr. Burner forfeited all awards made to him on February 17, 2011 by reason of his resignation on February 22, 2011.

The columns disclosing estimated future payouts under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2011 of a type required to be disclosed in those columns.

All stock and option awards shown in this table were made pursuant to the People’s United Financial, Inc. 2008 Long-Term Incentive Plan, the People’s United Financial, Inc. 2007 Recognition and Retention Plan, the People’s United Financial, Inc. 2007 Stock Option Plan, and the People’s United Financial, Inc. Employee Stock Ownership Plan, as noted. The LTIP and the SOP each define “fair market value” as the average of the high and low trading price of the common stock on The Nasdaq Stock Market on the date of grant or, if no trades take place on that date, the most recent day for which trading data is available.

Cash dividends paid with respect to shares of restricted stock granted pursuant to the LTIP and the RRP are paid to the grantee at the same time as dividends are paid on all other shares of People’s United common stock, regardless of whether awards have vested. Cash dividends paid with respect to shares of stock allocated to the participant’s account in the ESOP, whether or not vested, may be paid to the participant at the same time as dividends are paid on all other shares of People’s United common stock or may be reinvested in additional shares of common stock, at the participant’s election.

Stock and option awards made to named executive officers in 2011 will vest as described below:

Source of Grant (Plan Name)	Grant Date(s)	Vesting Schedule
Long-Term Incentive Plan	Feb. 17, 2011	50% on Mar. 1 following second anniversary of grant date; 25% on Mar. 1 following third anniversary of grant date; 25% on Mar. 1 following fourth anniversary of grant date

	Mar. 17, 2011	50% on Mar. 1 prior to second anniversary of grant date; 25% on Mar. 1 prior to third anniversary of grant date; 25% on Mar. 1 prior to fourth anniversary of grant date

2007 Recognition and Retention Plan	Mar. 17, 2011	33 1/3% per year on each anniversary of grant date

A participant in the ESOP becomes fully vested once he or she has completed five years of credited service, as defined in the plan. All of the named executive officers except Messrs. Burner, Norton, and Tengel are fully vested in shares allocated to their accounts under this plan.

For purposes of this table, the grant date fair value of stock awards is generally equal to the number of shares awarded multiplied by the fair value of the shares as determined pursuant to the applicable plan. For stock allocated pursuant to the ESOP, the fair value is assumed to be equal to the closing price of the common stock on the date the shares were allocated to participants’ accounts. The grant date fair value of options is determined using the Black-Scholes option pricing model with the assumptions set forth in the text following the Summary Compensation Table for specified grant dates.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John P. Barnes	10,987	3,663	(a)	$16.08	Jan. 16, 2018	1,775	(a)	$22,809
	170,795	113,864	(b)	15.66	Jan. 17, 2018	59,488	(b)	764,421
	16,500	5,500	(c)	16.94	Feb. 21, 2018	2,663	(c)	34,220
	16,337	16,337	(d)	16.58	Jan. 22, 2019	7,033	(d)	90,374
	—	32,461	(e)	15.80	Jan. 28, 2020	14,779	(e)	189,910
	—	85,028	(f)	13.05	Sept. 16, 2020	12,000	(g)	154,200
	—	108,591	(h)	13.42	Feb. 17, 2021	31,684	(f)	407,139
						42,759	(h)	549,453

Robert R. D’Amore	32,130	—		$12.02	Feb. 17, 2015	57,983	(i)	$745,082
	49,308	—		14.91	Feb. 16, 2016	3,237	(c)	41,595
	23,121	—		21.63	Feb. 15, 2017	7,338	(d)	94,293
	443,928	110,983	(i)	18.10	Oct. 25, 2017	15,421	(e)	198,160
	23,280	7,760	(c)	16.94	Feb. 21, 2018	19,658	(h)	252,605
	17,047	17,048	(d)	16.58	Jan. 22, 2019
	—	33,873	(e)	15.80	Jan. 28, 2020
	—	49,923	(h)	13.42	Feb. 17, 2021

Jeffrey Hoyt	3,800	—		$16.61	Nov. 15, 2017	434	(c)	$5,577
	3,209	1,070	(c)	16.94	Feb. 21, 2018	1,312	(d)	16,859
	3,048	3,049	(d)	16.58	Jan. 22, 2019	6,720	(j)	86,352
	13,140	19,710	(j)	15.62	Jul. 16, 2019	2,744	(e)	35,260
	—	6,028	(e)	15.80	Jan. 28, 2020	3,548	(h)	45,592
	—	9,010	(h)	13.42	Feb. 17, 2021

David K. Norton	70,020	105,030	(k)	$16.54	Nov. 19, 2019	36,330	(k)	$466,841
	—	63,300	(e)	15.80	Jan. 28, 2020	28,818	(e)	370,311
	—	43,745	(h)	13.42	Feb. 17, 2021	17,225	(h)	221,341
						301	(l)

Jeffrey J. Tengel	—	32,012	(m)	$15.56	Mar. 8, 2020	14,150	(m)	$181,828
	15,768	63,073	(n)	15.56	Mar. 8, 2020	21,092	(n)	271,032
	—	58,677	(h)	13.42	Feb. 17, 2021	23,105	(h)	296,899
						312	(o)

Kirk W. Walters	—	80,000	(h)	$12.30	Mar. 17, 2021	29,233	(h)	$375,644
	—	353,982	(p)	12.30	Mar. 17, 2021	97,442	(p)	1,252,130

Vesting schedules for the footnoted items in the table above are as follows:

(a)	100% on Jan. 16, 2012
(b)	50% on Jan. 17, 2012; 50% on Jan. 17, 2013
(c)	100% on Feb. 1, 2012
(d)	50% on Feb. 1, 2012; 50% on Feb. 1, 2013
(e)	50% on Jan. 25, 2012; 25% on Jan. 25, 2013; 25% on Jan. 25, 2014
(f)	50% on Sept. 16, 2012; 25% on Sept. 16, 2013; 25% on Sept. 16, 2014
(g)	25% on Jul. 22, 2012; 25% on Jul. 22, 2013; 25% on Jul. 22, 2014; 25% on Jul. 22, 2015
(h)	50% on Mar. 1, 2013; 25% on Mar. 1, 2014; 25% on Mar. 1, 2015

(i)	100% on Oct. 25, 2012
(j)	One-third on Jul. 16, 2012; one-third on Jul. 16, 2013; one-third on Jul. 16, 2014
(k)	One-third on Nov. 19, 2012; one-third on Nov. 19, 2013; one-third on Nov. 19, 2014
(l)	One-third on Oct. 30, 2012; one-third on Oct. 30, 2013; one-third on Oct. 30, 2014 (shares held in ESOP)
(m)	50% on Mar. 8, 2012; 25% on Mar. 8, 2013; 25% on Mar. 8, 2014
(n)	25% on Mar. 8, 2012; 25% on Mar. 8, 2013; 25% on Mar. 8, 2014; 25% on Mar. 8, 2015
(o)	25% on Feb. 3, 2012; 25% on Feb. 3, 2013; 25% on Feb. 3, 2014; 25% on Feb. 3, 2015 (shares held in ESOP)
(p)	One-third on Mar. 17, 2012; one-third on Mar. 17, 2013; one-third on Mar. 17, 2014

Mr. Burner did not hold any unvested equity awards at year-end.

The market value of unvested stock awards was calculated for purposes of this table using a per-share value of $12.85, which was the closing price of People’s United common stock on December 30, 2011.

The columns disclosing awards under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2011 or in prior years of a type required to be disclosed in those columns.

The following table presents information about the exercise of stock options and the vesting of stock awards during 2011 for the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Barnes	—	$—	1,775	$25,427
			29,744	426,083
			6	81
			9,694	126,846
			3,000	40,455
			312	4,015

Paul D. Burner	—	$—	2	$20
			8,515	111,419

Robert R. D’Amore	42,525	$132,185	6	$81
			14,271	186,736
			57,982	708,540
			312	4,015

Jeffrey Hoyt	—	$—	6	$81
			1,746	22,846
			2,240	30,365
			418	5,269
			312	4,015

David K. Norton	—	$—	22	$289
			12,110	149,316
			78	1,004

Jeffrey J. Tengel	—	$—	5,273	$66,493

Kirk W. Walters	—	$—	312	$4,015

Cash dividends paid with respect to shares of restricted stock granted pursuant to the Long-Term Incentive Plan and the 2007 Recognition and Retention Plan are paid to the grantee at the same time as dividends are paid on all other shares of People’s United common stock, regardless of whether awards have vested. During 2011, the named executive officers received dividend payments on unvested shares of stock awards made under these plans in the following amounts: Mr. Barnes, $102,947; Mr. Burner, $20,161; Mr. D’Amore, $89,991; Mr. Hoyt, $9,770; Mr. Norton, $56,618; Mr. Tengel, $33,849; and Mr. Walters, $59,854.

Shares allocated pursuant to the ESOP during 2011 to the account of each named executive officer are shown in the following table and in the table entitled “Grant of Plan-Based Awards”. Activity shown for January 27, 2011 reflects the reallocation to ESOP participants’ accounts of unvested shares forfeited by former ESOP participants. Activity shown for December 30, 2011 reflects the normal year-end allocation of shares to ESOP participants’ accounts.

	ESOP Shares Allocated in 2011
	January 27	December 30
Mr. Barnes	6	312
Mr. Burner	6	—
Mr. D’Amore	6	312
Mr. Hoyt	6	312
Mr. Norton	2	312
Mr. Tengel	—	312
Mr. Walters	—	312

Employees must complete at least one full year of credited service for participation in the ESOP. Share allocations on January 27 were based on eligible compensation earned during 2010. Mr. Tengel was not eligible for any allocation on this date because he had not yet attained the one-year anniversary of his date of hire. Mr. Burner is vested in 2 of the shares allocated to his account in 2011, Mr. Norton is vested in 78 of the shares allocated to his account in 2011, and as of February 3, 2012 Mr. Tengel is vested in 78 of the shares allocated to his account in 2011. Mr. Burner was not eligible to receive an allocation on December 30, 2011 under applicable plan rules. The values shown in the “Option Exercises and Stock Vested” table for the shares allocated to the named executive officers’ ESOP accounts are also included in the “Stock Awards” column of the Summary Compensation Table.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John P. Barnes	Chittenden Corporation Pension Account Plan(2)	22.2	$295,800	$—

Robert R. D’Amore	People’s United Bank Employees’ Retirement Plan(2)	29.0	$1,025,800	$—
	People’s United Bank Cap Excess Plan		2,233,500	—
	People’s United Bank Enhanced Senior Pension Plan		144,700	—

Kirk W. Walters	Chittenden Corporation Pension Account Plan(2)	9.0	$—	$147,293

(1)	Values are as of December 31, 2011, which is the pension plan measurement date used by People’s United for financial reporting purposes.
(2)	Tax-qualified defined benefit plan.

People’s United closed its defined benefit pension plans to new participants in 2006. Only individuals who were employees of the Company prior to August 14, 2006 are eligible to participate in these plans. Consequently,

Messrs. Burner, Hoyt, Norton and Tengel are not eligible to participate in any defined benefit pension plan maintained by People’s United. Mr. Barnes is a participant in the Chittenden Corporation Pension Account Plan, and Mr. Walters was a participant in that plan until February 2011. Neither Mr. Barnes nor Mr. Walters is eligible to participate in any other defined benefit pension plan maintained by People’s United.

Benefits under each of the People’s United defined benefit pension plans were frozen as of December 31, 2011. Consequently, the maximum number of years of credited service used in calculating benefits under these plans is equal to the number of years of service credited to each plan participant as of that date. The present values of accumulated benefits shown in the table for Mr. D’Amore are presented using a discount rate of 4.6% and appropriate mortality tables, and assume that benefits are payable to him in the form of a single life annuity with payments beginning at age 65 in the case of the qualified plan, and in a lump sum in the case of the non-qualified plans. The values shown do not assume any pre-retirement decrements.

Benefits under the Chittenden Corporation Pension Account Plan were frozen as of December 31, 2005. Consequently, the maximum number of years of credited service used in calculating benefits under that plan is equal to the number of years of service credited to each plan participant as of that date. This plan is a cash balance plan. Consequently, values shown in the table for Mr. Barnes represent the actual value of his accumulated benefit, without actuarial adjustments. The total amount due to Mr. Walters under this plan was paid out to him in February 2011.

Retirement Plans

Employees’ Retirement Plan. The People’s United Bank Employees’ Retirement Plan is a tax-qualified noncontributory defined benefit plan. The People’s United Bank Cap Excess Plan and the People’s United Bank Enhanced Senior Pension Plan (described below) are non-qualified supplemental defined benefit plans which together are referred to as the Supplemental Retirement Plans. Robert R. D’Amore is the only named executive officer who is a participant in the Employees’ Retirement Plan and the two Supplemental Retirement Plans.

The Employees’ Retirement Plan provides retirement benefits for eligible employees (employees who have completed at least 1,000 hours of service within certain periods and who have attained age 21). Subject to the limitations imposed under the Internal Revenue Code, benefit payments are based on the employee’s years of credited service and the higher of (a) the employee’s average annual compensation paid during the five consecutive calendar years during the last ten years of participation that produce the highest average, or (b) 12 times the employee’s average monthly compensation paid during the last 60 consecutive months during which the employee received a salary while a participant in the Employees’ Retirement Plan.

For purposes of the benefit calculation, compensation is the covered employee’s normal straight time pay, plus overtime pay, sales incentive compensation and annual incentive compensation, as well as salary reduction amounts elected under the Bank’s employee benefit programs. Under the Internal Revenue Code, compensation in excess of specified limits cannot be considered for purposes of determining benefits under the Employees’ Retirement Plan. For the named executive officers, compensation is the sum of salary and bonus, subject, for purposes of the Employees’ Retirement Plan benefit calculations, to the limits specified in the Internal Revenue Code. Subject to certain grandfathered benefits under the terms of the Employees’ Retirement Plan and the Internal Revenue Code, the basic pension benefit is a lifetime annual pension payable to employees retiring at age 65 equal to 1.1% of average annual compensation up to average Social Security covered compensation (which is an average of Social Security wage bases), plus 1.7% of average annual compensation in excess of the retiree’s average Social Security covered compensation, all multiplied by the employee’s years of credited service up to 30 years.

Cap Excess Plan. The Cap Excess Plan covers employees who are participants in the Employees’ Retirement Plan, who are otherwise eligible under the Cap Excess Plan and whose benefits under the Employees’ Retirement Plan are affected by limitations on compensation described above and limitations on benefit amounts payable by tax-qualified plans under the Internal Revenue Code. The Cap Excess Plan benefit is equal to the monthly benefit the participant would have received under the Employees’ Retirement Plan if those limitations did not apply, less the amount he or she would actually receive under that plan. A participant in the Cap Excess Plan becomes vested at the same time vesting occurs under the Employees’ Retirement Plan.

Enhanced Senior Pension Plan. The Enhanced Senior Pension Plan provides for the payment of supplemental pension benefits for employees who are otherwise eligible under the Enhanced Senior Pension Plan and have attained age 50. The Enhanced Senior Pension Plan provides for an annual target retirement benefit equal to the excess of (1) 50% of the average compensation that would be used in calculating Employees’ Retirement Plan benefits if the limitations on compensation imposed by the Internal Revenue Code did not apply, over (2) the benefits payable to the covered employee under any other qualified defined benefit plans maintained by the employee’s former employers, subject to certain exceptions. Amounts presented in the table for all named executive officers assume that the named executive officer is not entitled to receive benefits of this type from any former employer. The target benefit is then reduced by 1/15th for each year of credited service with the Bank less than 15. Target benefits under the Enhanced Senior Pension Plan are offset by benefits payable under the Employees’ Retirement Plan and the Cap Excess Plan. A participant in the Enhanced Senior Pension Plan becomes vested upon attaining age 55 or upon completing five years of service (whichever is later), and in any event upon reaching his or her normal retirement date. In addition, all participants in the Enhanced Senior Pension Plan become fully vested upon a change in control of the Bank or on the date the Bank enters into an agreement which would result in a change in control if consummated.

The Supplemental Retirement Plans generally provide for payment of benefits in a lump sum on the later of (A) the first payroll date of the seventh month following the participant’s termination of service, or (B) the first payroll date of the month following the participant’s attainment of age 55. The lump sum amount is equal to the present value of the applicable plan benefit determined as set forth above, and is calculated using interest assumptions, mortality tables and all other actuarial factors applied under the Employees’ Retirement Plan for purposes of determining present values of benefits payable under that plan.

Employees who began employment with the Bank on or after August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan. The Bank provides additional retirement benefits to this group of employees under the 401(k) Employee Savings Plan. Employees who are not eligible to participate in the Employees’ Retirement Plan are also not eligible to participate in the Supplemental Retirement Plans.

Effective December 31, 2011, the benefits earned under the three plans described above were frozen. As a result, continued service with People’s United (and its affiliates) and all compensation earned for periods beginning after that date will be disregarded for purposes of calculating the benefits payable under these plans. Beginning in 2012, participants in the Employees’ Retirement Plan will become eligible for additional retirement benefits under the 401(k) Employee Savings Plan, and participants in the Cap Excess Plan will become eligible for additional retirement benefits under the Non-Qualified Savings and Retirement Plan.

Chittenden Corporation Pension Account Plan. The Chittenden Corporation Pension Account Plan is a tax-qualified noncontributory defined benefit plan. Substantially all former full-time employees of Chittenden who were age 21 with one year of service prior to 2006 participate in the Pension Account Plan. This plan is a cash balance plan under which each participant’s benefit is determined based on annual pay credits and interest credits made to each participant’s notional account. Effective December 31, 2005, the benefits earned under the Pension Account Plan were frozen. As a result, no additional pay credits have been made to accounts since that date. Interest credits will continue to be made until benefits are paid. Beginning in 2006, additional pay-based allocations were provided under the Chittenden Corporation Incentive Savings and Profit Sharing Plan. People’s United provided similar allocations under the People’s United Bank 401(k) Employee Savings Plan for 2008 and 2009.

Under the Pension Account Plan, interest credits are based on the notional account balance on the last day of the prior plan year and the plan’s interest credit rate. This interest credit rate equals the average 12-month Treasury Bill rate during December of the preceding plan year plus 0.5%, subject to an 8.0% maximum rate.

Participants may choose among several forms of annuity for payment of their benefits, or may elect to receive their benefit in a lump sum. The annual single life annuity value is equal to the cash balance account at retirement age divided by a plan-specified annuity conversion factor. All annuity forms of payment are actuarially equivalent to the single life annuity. The lump sum payment amount is the greater of the participant’s cash balance account and the present value of the participant’s single life annuity benefit.

Mr. Barnes is a participant in this plan. Mr. Walters ceased to be a participant in this plan following his receipt of a final distribution from the plan in February 2011.

401(k) Employee Savings Plan. People’s United maintains a tax-qualified defined contribution plan for substantially all of the employees of the Bank as of the first day of the calendar month following their hire date. Eligible employees may contribute from 1% to 50% of their annual compensation to the plan on a pre-tax basis each year, subject to limitations imposed by the Internal Revenue Code (for 2011 the limit was $16,500 exclusive of any catch-up contributions). Each year, the Bank matches 100% of a participant’s contributions up to 4% of earnings (as defined in the plan) and may in its discretion make an additional matching contribution of up to 1% of a participant’s earnings. The discretionary 1% match has been eliminated for Plan years beginning after December 31, 2011. All of the named executive officers are eligible to participate in the 401(k) Employee Savings Plan.

Employees who began employment with the Bank on or after August 14, 2006 receive an “employer retirement contribution” to their account under the plan, in an annual amount equal to 3% of the employee’s eligible earnings. Employees must satisfy certain eligibility requirements in order to qualify for this benefit. The employer retirement contribution is in lieu of benefits under the Employees’ Retirement Plan and is not available to anyone who remained eligible to participate in the Employees’ Retirement Plan prior to the date that plan was frozen. All of the named executive officers other than Mr. D’Amore were eligible to receive the employer retirement contribution under the 401(k) Employee Savings Plan for 2011. Mr. D’Amore will become eligible to receive this contribution beginning in 2012.

Non-Qualified Savings and Retirement Plan. The Bank maintains a Non-Qualified Savings and Retirement Plan which covers certain eligible employees who are also eligible to participate in the 401(k) Employee Savings Plan. Eligible employees (including all named executive officers) may contribute from 1% to 50% of their annual salary and STIP Bonus on a pre-tax basis each year without regard to Internal Revenue Code limits.

The Non-Qualified Savings and Retirement Plan includes an employer match feature that is substantially similar to the match feature in the 401(k) Employee Savings Plan. Matching contributions are made in the form of credits to the Non-Qualified Savings and Retirement Plan participant’s account under the plan. The basic match is equal to the lesser of 4% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan for the applicable year. The Bank may choose to make an across-the-board additional discretionary contribution equal to the lesser of 1% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan in excess of 4% of his or her eligible compensation for the applicable year. The discretionary contribution, if made, is usually made in the calendar year following the year for which the Non-Qualified Savings and Retirement Plan contributions were made by the participant. For example, the Bank made basic matching contributions to the Non-Qualified Savings and Retirement Plan during 2011 on the basis of participant contributions to the plan during 2011. In addition, the Bank made a discretionary contribution to the Non-Qualified Savings and Retirement Plan in February 2011 on behalf of participants on the basis of their contributions to the plan during 2010. The amounts shown in the column headed “Registrant Contributions in Last FY” in the table below reflect both the basic and discretionary matching contributions made by the Bank in 2011. The discretionary 1% match has been eliminated for plan years beginning after December 31, 2011.

The plan allows a participant to defer amounts on a non-tax-qualified basis whether or not he or she is eligible (or elects) to contribute to the 401(k) Employee Savings Plan. The amount of the Bank’s matching contributions for a participant in the Non-Qualified Savings and Retirement Plan are offset by the maximum amount of matching contributions the participant could have received under the 401(k) Employee Savings Plan.

Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan but were not eligible to participate in the Cap Excess Plan receive a “restoration contribution” to their account under the Non-Qualified Savings and Retirement Plan, in an annual amount equal to 3% of the employee’s eligible earnings in excess of applicable Internal Revenue Code limits. Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan but were not eligible to participate in the Enhanced Senior Pension Plan also receive an “enhanced contribution” to their account under the Non-Qualified Savings and Retirement Plan, in an annual amount equal to 4% of the employee’s eligible earnings. The enhanced contribution has been eliminated for plan years beginning after December 31, 2011. Each of the named executive officers other than Mr. D’Amore were eligible to receive these contributions with respect to 2011. All of the named executive officers will be eligible to receive the restoration contribution beginning in 2012.

Chittenden Corporation Supplemental Executive Savings Plan. The Chittenden Corporation Supplemental Executive Savings Plan is a non-qualified defined contribution plan which has been frozen to future contributions. Senior executives of Chittenden Corporation were eligible to make salary deferral elections pursuant to this plan.

During 2011, balances credited to a participant’s account under the Chittenden Corporation Supplemental Executive Savings Plan were credited with annual earnings at a rate equal to the Company’s average yield on earning assets. Plan balances are distributable in a lump sum or in approximately equal annual installments over a period not to exceed 11 years, as elected by the executive. The participant may elect to have payments commence on one of the following dates: the first day of the month following six months after his severance date; the later of six months after his severance date or the beginning of the following calendar year; or at the participant’s attainment of the age specified in his distribution election form. A participant may change his payout election from time to time in accordance with the provisions of the plan, but may not accelerate the payment date.

No named executive officer other than Mr. Barnes has any balances credited to this plan.

The following table sets forth information regarding the Non-Qualified Savings and Retirement Plan and (in the case of Mr. Barnes) the Chittenden Corporation Supplemental Executive Savings Plan:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John P. Barnes	$328,077	$125,398	$70,990	$—	$1,212,014
Paul D. Burner	$37,061	$57,346	$10,271	$167,720	$—
Robert R. D’Amore	$88,198	$23,565	$66,893	$—	$930,292
Jeffrey Hoyt	$32,919	$24,300	$9,833	$—	$149,592
David K. Norton	$37,062	$23,175	$4,555	$—	$92,554
Jeffrey J. Tengel	$24,519	$6,694	$2,544	$—	$51,963
Kirk W. Walters	$16,615	$16,615	$511	$—	$33,741

Mr. Burner was not fully vested under the Non-Qualified Savings and Retirement Plan at the time his employment terminated. Consequently, he forfeited a total of $53,178 in unvested benefits at that time. The effect of this forfeiture, which was attributable to employer contributions and related earnings for 2011 and prior years, is not reflected in the columns headed “Registrant Contributions in Last FY” and “Aggregate Earnings in Last FY” but is reflected in the last two columns of the table above.

Prior to November 1, 2008, Non-Qualified Savings and Retirement Plan account balances maintained on behalf of participants were credited with earnings as though such amounts had actually been invested according to the allocation specified by the participant in funds available under the 401(k) Employee Savings Plan. These investments consist of People’s United common stock; various open-end mutual funds; and the Putnam Stable Value Fund, a collective investment trust maintained by Putnam Fiduciary Trust Company which is designed to provide a stable fixed income vehicle for defined contribution plans.

Balances attributable to all employee deferrals and contributions to the Non-Qualified Savings and Retirement Plan on and after November 1, 2008 are credited with interest at a fixed rate set by the Company’s Treasury and Finance Committee. This rate, which was 8% through December 31, 2011 and is comparable to the 8% long-term rate of expected return used for purposes of the Employees’ Retirement Plan, is subject to review and revision by the Treasury and Finance Committee on an annual basis. The Treasury and Finance Committee has determined that the crediting rate for 2012 and future years will be the average of the yield for each of the 12 months ended September 30 of the calendar year prior to the plan year for which the crediting rate is to become effective for debt obligations having a 10-year maturity issued by A-rated U.S. Banks, as published by Bloomberg (screen reference key C07010Y). Balances in participants’ plan accounts on November 1, 2008 will continue to be credited with earnings in the manner described in the preceding paragraph, until such time as the participant elects to transfer all (but not less than all) of his or her pre-November 2008 balances into the fixed rate investment. This transfer is irrevocable once it has been made.

Non-Qualified Savings and Retirement Plan balances are distributable in a lump sum in the first payroll period in the seventh month following the executive’s termination of employment with People’s United.

Information about earnings calculations and distribution options under the Chittenden Corporation Supplemental Executive Savings Plan appears in the general description of that plan appearing above the table. No contributions were made to this plan by or on behalf of any named executive officer for 2011.

A portion of the amounts shown in this table in the column headed “Executive Contributions in Last FY” are also included in the “Salary” column of the Summary Compensation Table. Amounts shown in this table in the column headed “Registrant Contributions in Last FY” are also included in the “All Other Compensation” column of the Summary Compensation Table to the extent they constitute employer matching credits made pursuant to the plan in 2011, but are not included in the Summary Compensation Table to the extent they constitute retirement credits made in 2011 with respect to services rendered in 2010 for those named executive officers who are eligible to receive such credits under this plan. A portion of the amounts shown in this table in the column headed “Aggregate Earnings in Last FY” are also included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table to the extent they constitute above-market earnings.

Employee Stock Ownership Plan. In 2007, the Company established the People’s United Financial, Inc. Employee Stock Ownership Plan, or ESOP. The ESOP is a tax-qualified, broad based employee benefit program. The ESOP purchased 10,453,575 shares of People’s United stock in the open market in April 2007, using the proceeds of a loan made by the Company to the ESOP. All of the purchased shares were initially pledged as security for the repayment of that loan. As the loan is paid down, a portion of these shares will be released for allocation to participants in the ESOP. Approximately 348,450 shares were released for allocation to participants’ accounts on December 30, 2011, with an equal number of shares scheduled to be released for allocation on an annual basis until all shares have been released.

The number of shares allocated to each ESOP participant at year-end is determined by comparing the participant’s annual earnings (up to $245,000 for 2011) to the annual earnings of all other eligible participants. Each named executive officer other than Mr. Burner received an allocation of approximately 312 shares under the ESOP on December 30, 2011. Mr. Burner was not eligible to receive a year-end allocation of shares for 2011 under applicable plan rules.

Shares allocated to the accounts of ESOP participants are forfeited to the extent those shares are not vested at the time the participant’s employment is terminated. Forfeited shares may be used to defray expenses of operating the ESOP or, at management’s discretion, may be reallocated to the accounts of the remaining participants in the plan. In January 2011, all named executive officers other than Messrs. Norton, Tengel and Walters received an allocation of approximately 6 shares as a result of forfeitures in 2010. The allocation of forfeited shares is based on the recipient’s annual earnings (as limited by IRS rules) for the preceding calendar year, once the individual has become eligible to participate in the ESOP. As a result, only a portion of Mr. Norton’s 2010 compensation and none of Mr. Tengel’s 2010 compensation was taken into account for purposes of the January 2011 allocation. Mr. Walters did not receive a forfeiture allocation because he was not employed by the Company prior to 2011.

Shares allocated to the named executive officers’ accounts are shown in the table entitled “Grant of Plan-Based Awards”, and the value of those shares as of the date they were allocated is included in the “Stock Awards” column in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential payments payable to the named executive officers upon termination of employment or in the event of a change in control of People’s United. The term “change in control” is defined in each of the agreements or plans discussed below. While there are some slight differences in the wording, a change in control will generally result in the case of (1) certain mergers, consolidations and recapitalizations of the Company in which a majority of shares or voting power is not held in the same proportion as prior to the transaction, (2) sale of all or substantially all of the assets of the Company, and the liquidation or dissolution of the Company; (3) any person (with certain exceptions) acquiring beneficial ownership of securities having 25% or more of the voting power of the outstanding securities of People’s United; and (4) a change (with certain exceptions) in a majority of the members of the Board of Directors of the Company.

Employment Agreement. None of the named executive officers is a party to an employment agreement with the Company.

Split-Dollar Cash Value Restoration Plan. Mr. D’Amore is a participants in the People’s United Bank Split-Dollar Cash Value Restoration Plan. No other named executive officer is covered by this plan. The Split-Dollar Cash Value Restoration Plan is designed to replace a portion of the benefits previously provided to the covered officers under the Bank’s split-dollar life insurance program for senior officers. Executive officers no longer participate in the split-dollar program to avoid potential violations of certain provisions of the Sarbanes-Oxley Act of 2002, under which the Bank’s payment of insurance premiums to be reimbursed by the executive at a later date might be characterized as an impermissible loan to the executive.

Terminating the covered officers’ participation in the split-dollar program resulted in a loss of future cash value under individual whole life insurance policies maintained for each named executive officer who participated in the program. This future cash value represented a portion of the long-term benefits provided to these officers in prior years. The Split-Dollar Cash Value Restoration Plan was adopted to offset that loss of value. The plan is intended to provide each participant with a benefit approximately equal to the difference between the projected cash value (calculated at various ages) of the split-dollar life insurance policy previously maintained for his or her benefit, compared to the reduced cash value of a fully paid-up life insurance policy currently maintained for his or her benefit, net of reimbursement to the Bank for insurance premiums paid by the Bank under the split-dollar program for each covered officer’s benefit prior to adoption of the Split-Dollar Cash Value Restoration Plan. The projected cash value of each participant’s original split-dollar policy is a fixed amount determined as of the date the plan was adopted; the projected cash value of the replacement policies is updated no less often than annually.

Payment of all cash values previously available to the covered officers from the life insurance policies maintained under the split-dollar program would have been made by third-party insurers, with little cost to the

Bank because of the executives’ obligation to reimburse the Bank for annual premiums paid over time. All amounts now payable under the Split-Dollar Cash Value Restoration Plan will be paid by the Bank.

Benefits under the Split-Dollar Cash Value Restoration Plan are generally payable after the executive’s employment with the Bank ends. The amount of the benefit is determined by first comparing the projected cash surrender value of the original policy at age 65 to the projected cash value of the replacement policy, net of premium reimbursements due to the Bank as noted above. Since benefits paid under the Split-Dollar Cash Value Restoration Plan are fully taxable, this preliminary value is adjusted, or grossed up, by an additional amount approximating the sum of all taxes payable by the executive on account of the benefit payment. The tax gross-up feature is included because, under the split-dollar program, the executive could have used the split-dollar life insurance policy to provide his or her beneficiaries with a tax-free death benefit.

No benefits are payable under the Split-Dollar Cash Value Restoration Plan if an executive dies while still employed. In that case, the executive’s beneficiaries or estate will receive death benefits under both the replacement policy, and a term life insurance policy purchased for that executive. No benefits are payable under the Split-Dollar Cash Value Restoration Plan if the executive’s employment is terminated for cause. For purposes of the Split-Dollar Cash Value Restoration Plan, “cause” means an act of dishonesty, moral turpitude, insubordination, or an intentional or grossly negligent act detrimental to the interests of the Bank or any of its affiliates.

Change in Control Agreements. The Company entered into agreements with each named executive officer providing certain benefits in the event the executive’s employment is terminated under specified circumstances and within a specified period of time following a change in control of the Company. Each such agreement ( a “Change in Control Agreement”) has an initial term of three years.

If an executive’s employment with the Company is terminated without “cause”, or the executive resigns for “good reason” (each as defined in the Change in Control Agreement), within three years following a change in control of the Company that occurs while the Change in Control Agreement is in effect, the Company will make payments and provide benefits to the covered officer as follows:

•

Cash severance equal to three times (two times in Mr. Hoyt’s case) the sum of (a) the covered officer’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of the covered officer’s annual cash bonus for the year prior to the year in which the change in control occurs;

•	A pro-rated portion of the covered officer’s target annual cash bonus for the year in which the termination occurs;

•

An amount equal to the retirement benefits the covered officer would have earned if he had remained employed for two additional years following the date his employment is terminated, under the Company’s qualified and non-qualified retirement plans in which he participates (Mr. Hoyt would not receive this benefit); and

•

Continued participation for two years by the executive, his spouse and his dependents in the Company’s group health plans in which he participates, or substantially equivalent medical coverage if the covered officer can not continue participation in the Company’s plans.

As a condition to receiving any of the payments or benefits described above, the covered officer must first sign and deliver a release of claims to the Company.

The Change in Control Agreements are not employment agreements. The Company may terminate any covered officer’s employment at any time, without triggering any payment obligations under these agreements.

In March 2010, the Board of Directors indicated that it does not intend to approve inclusion of excise tax gross-up provisions in any future change in control agreements or employment agreements that include change in control provisions. The Board intends to follow this same approach when considering renewal of any existing change in control agreements and employment agreements. The Change in Control Agreements to which Messrs. Barnes, D’Amore, Hoyt and Walters are parties were renewed or were newly executed following this date, and consequently do not include excise tax gross-up provisions. Mr. Burner’s Change in Control Agreement terminated on February 22, 2011 concurrent with his resignation.

The Change in Control Agreements to which Messrs. Norton and Tengel are parties do include excise tax gross-up provisions, which will not be included when their existing agreements are renewed (October 30, 2012 for Mr. Norton, February 3, 2013 for Mr. Tengel). Under their current agreements, if any payments or distributions made to a covered officer become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will be entitled to receive an additional gross-up payment in an amount which, net of all applicable taxes, interest and penalties, will equal the amount of the excise tax payable by the covered officer with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no gross-up payment would be due.

Long-Term Incentive Plan. The Long-Term Incentive Plan provides for discretionary awards of options to purchase common stock, stock appreciation rights, restricted stock awards, and performance-based awards of cash or stock to eligible officers and employees as determined by a committee of the Board of Directors consisting of two or more outside directors. The Long-Term Incentive Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards previously made pursuant to the plan (whether cash-based or equity-based) will immediately vest, if not already vested in accordance with their terms.

2007 Recognition and Retention Plan. This plan provides for discretionary awards in the form of restricted stock to eligible directors, officers and employees of the Company. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of restricted stock previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

2007 Stock Option Plan. This plan provides for discretionary awards in the form of stock options to eligible directors, officers and employees of the Company. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of stock options previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

Employee Stock Ownership Plan. This plan, which is described earlier in this proxy statement, is a tax-qualified plan subject to ERISA. Upon the occurrence of a change in control, all shares of People’s United common stock credited to participants’ accounts will immediately vest, if not already vested in accordance with the normal vesting schedule provided in the plan.

The following tables set forth the estimated value of the payments and benefits that would have been paid to the named executive officers (other than Mr. Burner) under the terms of the Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan, the Split-Dollar Cash Value Restoration Plan, and the change in control agreements for each named executive officer, in each case assuming the event giving rise to the payment occurred on December 31, 2011. Amounts shown in these tables for the change-in-control value of restricted stock awards and unexercisable options may differ slightly from amounts calculated by reference to the table entitled “Outstanding Equity Awards at Fiscal Year-End” due to rounding.

Payments made to and benefits received by Mr. Burner as a result of his resignation in February 2011 are set forth elsewhere in this proxy statement. Mr. Burner did not and will not receive any other payments as a result of termination other than the value of all benefits previously accrued and vested under compensation and retirement plans in which he participated.

	John P. Barnes
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$4,995,000
Cash LTIP Award	$—	$—	$—	$—	$—	$252,566

Equity(2)
Restricted Stock	$—	$—	$1,293,905	$1,293,905	$—	$2,212,526
Unexercisable Options	$—	$—	$—	$—	$—	$—

Total Equity	$—	$—	$1,293,905	$1,293,905	$—	$2,212,526

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$116,550

Total Retirement Benefits	$—	$—	$—	$—	$—	$116,550

Other Benefits
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—
Health & Welfare(5)	$—	$—	$—	$—	$—	$31,868
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—

Total Other Benefits	$—	$—	$—	$—	$—	$48,868

Total Benefits	$—	$—	$1,293,905	$1,293,905	$—	$7,625,509

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 30, 2011 ($12.85).
(3)	Mr. Barnes is a participant in the Chittenden Corporation Pension Account Plan, but does not participate in any other defined benefit retirement plans maintained by the Company.
(4)	Mr. Barnes does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Robert R. D’Amore
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,306,472
Cash LTIP Award	$—	$—	$—	$—	$—	$127,556

Equity(2)
Restricted Stock	$—	$—	$921,941	$921,941	$—	$1,331,735
Unexercisable Options	$—	$—	$—	$—	$—	$—

Total Equity	$—	$—	$921,941	$921,941	$—	$1,331,735

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$60,799
Defined Contribution Plans	$—	$—	$—	$—	$—	$53,818

Total Retirement Benefits	$—	$—	$—	$—	$—	$114,617

Other Benefits
Split-Dollar Cash Value Restoration Plan	$137,823	$—	$—	$137,823	$137,823	$137,823
Health & Welfare(4)	$—	$—	$—	$—	$—	$12,934
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$95,006	$—	$—	$95,006	$95,006	$95,006

Total Other Benefits	$232,829	$—	$—	$232,829	$232,829	$262,763

Total Benefits	$232,829	$—	$921,941	$1,154,770	$232,829	$4,143,143

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 30, 2011 ($12.85).
(3)	Amounts shown in this table are those payable in addition to the present value of the executive’s accumulated benefit under these plans at December 31, 2011 as shown in the table entitled “Pension Benefits”. In the event of a change in control, the executive is credited with an additional two years of service. The amounts shown illustrate the annual accrued benefit for single life annuity at age 65 calculated as of December 31, 2011 and assuming payments would have commenced on January 1, 2012.
(4)	Health benefits continue for two additional years in the event of a change in control.

	Jeffrey Hoyt
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$740,031
Cash LTIP Award	$—	$—	$—	$—	$—	$22,808

Equity(2)
Restricted Stock	$—	$—	$103,288	$103,288	$—	$189,640
Unexercisable Options	$—	$—	$—	$—	$—	$—

Total Equity	$—	$—	$103,288	$103,288	$—	$189,640

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$—

Total Retirement Benefits	$—	$—	$—	$—	$—	$—

Other Benefits
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—
Health & Welfare(5)	$—	$—	$—	$—	$—	$2,853
Outplacement	$—	$—	$—	$—	$—	$11,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—

Total Other Benefits	$—	$—	$—	$—	$—	$13,853

Total Benefits	$—	$—	$103,288	$103,288	$—	$966,332

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 30, 2011 ($12.85).
(3)	Mr. Hoyt does not participate in any defined benefit retirement plans maintained by the Company.
(4)	Mr. Hoyt does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	David K. Norton
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,215,200
Cash LTIP Award	$—	$—	$—	$—	$—	$112,567

Equity(2)
Restricted Stock	$—	$—	$591,653	$591,653	$—	$1,058,493
Unexercisable Options	$—	$—	$—	$—	$—	$—

Total Equity	$—	$—	$591,653	$591,653	$—	$1,058,493

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$51,688

Total Retirement Benefits	$—	$—	$—	$—	$—	$51,688

Other Benefits
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—
Health & Welfare(5)	$—	$—	$—	$—	$—	$23,499
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$1,173,937

Total Other Benefits	$—	$—	$—	$—	$—	$1,214,435

Total Benefits	$—	$—	$591,653	$591,653	$—	$4,652,383

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 30, 2011 ($12.85).
(3)	Mr. Norton does not participate in any defined benefit retirement plans maintained by the Company.
(4)	Mr. Norton does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Jeffrey J. Tengel
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$1,944,000
Cash LTIP Award	$—	$—	$—	$—	$—	$105,996

Equity(2)
Restricted Stock	$—	$—	$478,727	$478,727	$—	$749,759
Unexercisable Options	$—	$—	$—	$—	$—	$—

Total Equity	$—	$—	$478,727	$478,727	$—	$749,759

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$45,360

Total Retirement Benefits	$—	$—	$—	$—	$—	$45,360

Other Benefits
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—
Health & Welfare(5)	$—	$—	$—	$—	$—	$32,153
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$984,799

Total Other Benefits	$—	$—	$—	$—	$—	$1,033,952

Total Benefits	$—	$—	$478,727	$478,727	$—	$3,879,067

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 30, 2011 ($12.85).
(3)	Mr. Tengel does not participate in any defined benefit retirement plans maintained by the Company.
(4)	Mr. Tengel does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Kirk W. Walters
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$3,420,000
Cash LTIP Award	$—	$—	$—	$—	$—	$60,000

Equity(2)
Restricted Stock	$—	$—	$375,644	$375,644	$—	$1,627,774
Unexercisable Options	$—	$—	$44,000	$44,000	$—	$238,690

Total Equity	$—	$—	$419,644	$419,644	$—	$1,866,464

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$79,800

Total Retirement Benefits	$—	$—	$—	$—	$—	$79,800

Other Benefits
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—
Health & Welfare(5)	$108,922	$—	$—	$108,922	$108,922	$108,922
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—

Total Other Benefits	$108,922	$—	$—	$108,922	$108,922	$125,922

Total Benefits	$108,922	$—	$419,644	$528,566	$108,922	$5,552,185

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 30, 2011 ($12.85).
(3)	Mr. Walters is a participant in the Chittenden Corporation Pension Account Plan, but does not participate in any other defined benefit retirement plans maintained by the Company.
(4)	Mr. Walters does not participate in this plan.
(5)	Health benefits continue until Mr. Walters is eligible for Medicare, under the terms of his initial offer of employment with the Company.

Director Compensation

The following table sets forth information relating to the compensation of the Company’s directors during 2011. Amounts shown in the table include compensation paid to the named individuals as directors of the Bank.

Director Compensation(1)

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Collin P. Baron	$72,650	$98,433	$—	$171,083
Kevin T. Bottomley(4)	29,509	—	12,383,326	12,412,835
George P. Carter	272,100	98,433	—	370,533
John K. Dwight	66,540	98,433	—	164,973
Jerry Franklin	83,350	98,433	—	181,783
Eunice S. Groark	61,250	98,433	—	159,683
Janet M. Hansen	74,000	98,433	—	172,433
Richard M. Hoyt	65,700	98,433	—	164,133
Mark W. Richards	65,993	98,433	—	164,426
James A. Thomas	67,900	98,433	—	166,333

(1)	The columns disclosing option awards, non-equity incentive plan compensation, and changes in pension value and nonqualified deferred compensation earnings have been omitted from the table because no director earned any compensation during 2011 of a type required to be disclosed in those columns.
(2)	Includes annual cash retainer, Committee chair retainer (if any) and per meeting fees paid by People’s United and the Bank. For Ms. Hansen and Messrs. Carter, Dwight and Franklin, includes fees paid for non-meeting related services as a member of the Audit Committee.
(3)	Reflects grant-date value ($13.30 per share) of 7,401 shares awarded to each director (other than Mr. Bottomley) on April 21, 2011 pursuant to the Directors’ Equity Compensation Plan. Mr. Bottomley did not receive an award under this plan during 2011.
(4)	The amount shown for Mr. Bottomley in the column headed “All Other Compensation” consists primarily of amounts paid to him in 2011 (or accrued in 2011 for payment in 2012) in connection with the merger of Danvers with People’s United. These amounts, a number of which were paid pursuant to a Settlement Agreement dated January 20, 2011 between Mr. Bottomley and People’s United, are as follows: $2,538,777 paid in lieu of severance payments otherwise due under Mr. Bottomley’s Employment Agreement with Danversbank; $165,000 representing a pro rata portion of Mr. Bottomley’s target 2011 bonus; $5,489,040 paid in lieu of benefits accrued under the Danversbank Supplemental Executive Retirement Plan; $5,130 for medical and dental insurance premiums; $103,512 as a lump sum payment in lieu of continuing payments for long-term care insurance premiums; $44,500 representing the blue-book value of the bank-owned automobile transferred to Mr. Bottomley; $313,379 representing benefits accrued under the Danversbank ESOP Restoration Plan; $3,623,938 representing tax gross-up on the foregoing amounts; and $100,000 in consulting fees payable pursuant to a Consulting Agreement dated January 20, 2011 between Mr. Bottomley and the Company. The table does not include amounts received by Mr. Bottomley pursuant to the Merger Agreement in exchange for shares of Danvers stock and stock options previously owned by him, nor does it include amounts paid to or for the benefit of Mr. Bottomley in his capacity as an employee of Danversbank for any period prior to the effective date of the merger.

Information about shares awarded under equity compensation plans in 2011 or in prior years that either remained subject to transfer restrictions or had not vested as of December 31, 2011 is as follows:

Directors’ Equity Compensation Plan

	Restricted Shares Outstanding at Dec. 31, 2011
	Number	Aggregate Value
Mr. Bottomley	—	$—
Each other director	19,590	251,732

2007 Recognition and Retention Plan

	Unvested Shares Outstanding at Dec. 31, 2011
	Number	Aggregate Value
Mr. Bottomley	—	$—
Mr. Carter	34,924	448,773
Messrs. Dwight and Richards	20,714	266,175
Each other director	18,831	241,978

The aggregate values shown were determined by reference to the $12.85 closing price of People’s United common stock on December 30, 2011. No shares were awarded to directors in 2011 pursuant to the Recognition and Retention Plan.

Information about options previously awarded under the 2007 Stock Option Plan that were unexercised as of December 31, 2011 is as follows:

2007 Stock Option Plan

Name	Grant Date	Exercise Price	Unexercised Options Outstanding At Dec. 31, 2011
			Vested	Unvested
Mr. Bottomley	—	$—	—	—
Mr. Carter	Dec. 7, 2007	$17.09	189,343	47,336
Messrs. Dwight and Richards	Jan. 17, 2008	$15.66	31,070	42,772
Each other director	Dec. 7, 2007	$17.09	155,532	38,883

No options were granted to directors in 2011 pursuant to this plan.

Compensation of the Board of Directors of People’s United is established by the board, upon recommendation of the Compensation, Nominating and Governance Committee. Directors who are employed by People’s United or any of its affiliates are not entitled to additional compensation for board or committee service. Directors who are not employed by People’s United receive compensation according to the following table:

Annual Fees:
Cash Retainer (all members)	$24,000
Equity Compensation (all members)	95,000
Chairman of the Board(1)	165,000
Committee Chairman:
Audit Committee	10,500
Loan Review Committee(2)	8,000
All Other Committees(3)	4,000

Per-Meeting Attendance Fees:
Board meetings (all members)	$950
Committee meetings
Audit Committee:
Chairman	1,450
Other Audit Committee members	1,200
Members of all Committees (except Audit)	950

(1)	Not payable if Chairman is an employee of People’s United.
(2)	Committee of the Bank’s board of directors.
(3)	Fee for service as Chairman of Executive Committee not payable if same individual also serves as Chairman of the Board.

Members of the Board of Directors of the Bank receive additional compensation for service as members of that Board and its committees. However, no separate compensation will be paid to a director of the Bank who attends a board or committee meeting that is held jointly with a board or committee meeting of People’s United and who is compensated for that meeting by People’s United.

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. From time to time, Mr. Carter performs certain additional services in his capacity as Chairman of the Audit Committee without a meeting of the Audit Committee (for example, meetings with representatives of the Company’s independent registered public accountants). In such cases, he receives an amount equal to the Chairman’s regular Audit Committee meeting attendance fee. In addition, Ms. Hansen and Messrs. Dwight and Franklin periodically participate in the review of regulatory filings, and receive an amount equal to the regular Audit Committee meeting attendance fee for participation in each such review.

In addition to cash fees, non-employee directors also receive compensation in the form of People’s United common stock under the People’s United Financial, Inc. Directors’ Equity Compensation Plan. Under the Directors’ Equity Compensation Plan, each director who is not an employee is granted an annual award of shares of People’s United common stock based on a target dollar value of $95,000. These grants are made immediately following each annual meeting of shareholders. A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the Compensation, Nominating and Governance Committee. No stock options may be granted pursuant to the Directors’ Equity Compensation Plan. A total of 189,339 shares remained available for issuance as stock grants pursuant to this plan at February 29, 2012.

Shares of common stock issued under the Directors’ Equity Compensation Plan prior to 2012 vest immediately but are generally not transferable by a director until the third anniversary of the grant date or, if earlier, at the time he or she ceases to be a People’s United director. In the event of a director’s death, shares of common stock held in his or her name will be issued to his or her beneficiary. All transfer restrictions will lapse upon a change in control, as that term is defined in the plan. At February 29, 2012, transfer restrictions remained in effect with respect to a total of 176,310 shares previously issued pursuant to the Directors’ Equity Compensation Plan.

Beginning in 2012, shares issued under this Plan will not be subject to the three-year transfer restriction period. Shares will no longer vest immediately, but instead will vest on the earliest to occur of (a) the first anniversary of the grant date, (b) the date of the annual meeting of shareholders in the year following the grant date, (c) the date a director’s Board service terminates due to death or disability, or (d) a change in control of the Company.

Non-employee directors may also receive compensation in the form of stock awards under the 2007 Recognition and Retention Plan, and in the form of stock options under the 2007 Stock Option Plan. The Board of Directors does not intend to make recurring grants under these plans to members of the board, or otherwise to use these plans as a routine source of equity compensation for directors. The Board may make grants under one or both of these plans to individuals when they are first elected as directors. No grants were made to directors in 2011 under either of these plans.

Shares of common stock issued to directors under the 2007 Recognition and Retention Plan and stock options granted to directors under the 2007 Stock Option Plan vest in 20% annual increments over the five-year period beginning on the date of grant. All awards will become vested upon a director’s death or disability, or upon a change in control of the Company, as that term is defined in the plans. At February 29, 2012, a total of 168,624 shares previously issued to directors pursuant to the 2007 Recognition and Retention Plan remained unvested.

Cash dividends payable with respect to shares of common stock issued to directors under the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan are paid in the same amount and at the same time as dividends are paid to shareholders generally. Stock dividends, stock splits and similar transactions will have the same effect on shares of stock issued pursuant to the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan as on all other outstanding shares of People’s United common stock.

Prior to 2008, Messrs. Dwight and Richards deferred a portion of their director compensation pursuant to a non-qualified deferred compensation plan maintained by Chittenden for the benefit of its directors. People’s United assumed responsibility for this plan in 2008. Prior to September 2011, amounts payable to directors were credited on a monthly basis to a cash-equivalent account earning interest at a rate equal to the Company’s annualized quarterly yield on average earning assets for the prior calendar quarter. This rate was 4.48%, 4.78% and 4.71%, respectively, for each of the first three calendar quarters of 2011. In September 2011, this plan was amended to permit certain plan participants to convert a designated portion of his cash-equivalent account into an account that would be deemed invested in shares of People’s United common stock. Messrs. Dwight and Richards each elected to convert 100% of their respective account balances in this manner. Future distributions from the plan will be made to Messrs. Dwight and Richards in the form of shares of People’s United stock rather than in cash.

For the period from January 1, 2011 through September 7, 2011 (the conversion date), earnings were credited to Mr. Dwight’s and Mr. Richards’ cash-equivalent accounts under this plan in the amounts of $32,223 and $50,435, respectively. From September 8, 2011 through December 31, 2011, the value of Mr. Dwight’s and Mr. Richards’ stock equivalent accounts increased by $97,211 and $152,154, respectively. The change in value during this period reflects changes in the market price of People’s United stock during this period and the effect of the deemed reinvestment of dividends paid on an equivalent number of shares of People’s United stock.

Stock Ownership Guidelines. The Board of Directors has adopted guidelines for stock ownership by directors in order to encourage members of the Board to increase their ownership of the Company’s stock over time. Under these guidelines, directors with at least five years of Board service are expected to own shares of the Company’s common stock with a value equal to five times the value of the then-current annual cash retainer and stock award, or $595,000, as of December 31, 2010. The guidelines also provide that directors who have less than five years of Board service are expected to own shares of People’s United common stock with a value equal to three times the then-current value of the annual cash retainer and stock award by the annual meeting following the director’s third anniversary of Board service, and are expected to own shares of common stock with a value equal to five times the then-current value of the annual cash retainer and stock award by the annual meeting following the fifth anniversary of Board service. Messrs. Dwight and Richards, who joined the Board of Directors in January 2008, and Mr. Bottomley, who joined the Board in July 2011, are subject to these transitional guidelines. The stock ownership of all members of the Board of Directors was in compliance with applicable guidelines as of December 31, 2011.

Certain Transactions with Members of Our Board of Directors and Executive Officers

We engage in banking transactions (including loans and other extensions of credit) in the ordinary course of business with various business organizations which have directors or executive officers of the Company as their officers, partners, members and shareholders. We also extend credit to directors and executive officers of the Company and to members of their immediate families to the extent permitted under applicable laws and regulations. Such transactions are made in the ordinary course of business; are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not affiliated with the Company; and do not involve more than the normal risk of collectibility or present other unfavorable features.

During 2011, Mr. Bottomley and his spouse received cash and shares of People’s United common stock in exchange for all shares of Danvers Bancorp, Inc. common stock owned directly or indirectly by them at the effective time of the merger. Mr. Bottomley also received a total of $3,560,000 in exchange for the cancellation of 356,000 unexercised stock options held by him at the effective time of the merger. The type and amount of the consideration received by Mr. Bottomley and his spouse in connection with these transactions were determined in accordance with the terms of the merger agreement and were determined in the same manner as was the consideration payable to all other holders of Danvers Bancorp common stock and stock options.

Except as described above, during 2011 we did not engage in any transactions with any person or entity under circumstances where the director, executive officer or family member had a direct or indirect material interest in the transaction.

ITEM II. ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks a non-binding advisory vote to approve the compensation of our named executive officers as described under the heading “Compensation Discussion and Analysis” and the accompanying tables and text regarding named executive officer compensation in this proxy statement.

This proposal gives you an opportunity to express your views on the compensation of the Company’s named executive officers. Your vote is advisory, and it will not be binding upon the Board of Directors. However, the Compensation, Nominating and Governance Committee expects to take the outcome of the vote into account when making future executive officer compensation decisions.

The objectives of our executive compensation programs are described in detail in the Compensation Discussion and Analysis. We believe that our compensation policies and decisions are designed to implement a performance-based pay philosophy, are aligned with the long-term interests of our shareholders and are competitive.

We are presenting this proposal, which gives you as a shareholder the opportunity to approve (on a non-binding, advisory basis) the compensation of our named executive officers as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement for its 2012 annual meeting.

The Board of Directors recommends that shareholders vote “for” approval of the named executive officers’ compensation in accordance with the foregoing resolution.

ITEM III. ADOPTION OF THE SHORT-TERM INCENTIVE PLAN

GENERAL

The Board of Directors of the Company approved the Short-Term Incentive Plan (the “Plan”) on February 16, 2012 after the recommendation of the Compensation, Nominating and Governance Committee. The Plan, which is substantially identical to and replaces the short-term incentive plan in effect for prior years, was effective as of January 1, 2012. The Plan provides incentive awards to certain employees of the Bank contingent upon the financial performance of the Company and its subsidiaries, including the Bank, to motivate individual and corporate performance that will inure to the benefit of the Company’s shareholders. The Plan is being submitted for shareholder approval in order for the incentive compensation paid under the Plan to the Chief Executive Officer and the four other most highly compensated executive officers to comply with the requirements of Section 162(m) of the Internal Revenue Code. In general, Section 162(m) disallows deductions for certain compensation paid to a public corporation’s top five executives, unless the compensation is based on performance and approved by shareholders.

In the event the Plan is not approved by shareholders, the Compensation, Nominating and Governance Committee has reserved the right to consider implementation of the Plan without shareholder approval, or to otherwise provide a cash incentive compensation opportunity to participants, as the Compensation, Nominating and Governance Committee considers appropriate in the best interest of the Company.

The following summary is a brief description of the material features of the Plan. This summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

SUMMARY OF THE PLAN

Type of Awards. The Plan provides for annual performance awards to be payable in a cash lump sum in accordance with the terms of the Plan.

Administration. The Plan will be administered by the Compensation, Nominating and Governance Committee. Subject to the terms of the Plan, the Committee interprets the Plan and is authorized to make all decisions relating to the operation of the Plan. The Compensation, Nominating and Governance Committee establishes the performance goals which must be met before awards are payable under the Plan and determines the amount of awards granted under the Plan. The Committee’s determinations under the Plan are final and binding upon all participants.

Participants. All executive officers and other employees of the Bank who do not participate in any divisional or other incentive plan are eligible to receive performance awards under the Plan in the determination of the Committee.

Effective Date. The Plan was effective as of January 1, 2012 and, unless terminated earlier pursuant to the terms of the Plan, will terminate on December 31, 2017.

Financial Criteria and Performance Goals. Each year, the Compensation, Nominating and Governance Committee will establish financial criteria for use in determining awards under the Plan which shall consist of one or more financial measures (the “Financial Criteria”), which may include, but are not limited to: earnings per share, core earnings, cash flow, book value, stock price performance, price earnings ratio, total shareholder return, net income, operating income, efficiency ratio, loan growth, deposit growth, core deposit growth, asset quality, net interest margin, non-interest income and non-interest expense. To determine the amount of awards to participants in each year of the Plan, the Committee will establish specific, objective performance goals (“Performance Goals”), the outcome of which is substantially uncertain at the time they are established. The Performance Goals shall be set based on the Financial Criteria the Committee designates for that Plan year and against which actual performance will be measured. The Compensation, Nominating and Governance Committee may adjust the Performance Goals if it determines that external or other unanticipated business conditions or events have materially affected the fairness of previously established Performance Goals. In considering such adjustments and/or reviewing the achievement of performance against the previously established Performance Goals, the Committee may exercise negative discretion in determining final awards under the Plan when it believes such action to be appropriate. Awards made under the Plan to any participant are subject to forfeiture in the event the company is required to prepare an accounting restatement due to the material noncompliance by the Company with any financial reporting requirement under federal securities laws.

Process for Determining Awards. As soon as practicable after the end of each Plan year, the Committee will determine the amount of awards earned by participants and the total amount of awards to be paid in that Plan year. The Committee will determine actual awards payable to participants based upon (i) each participant’s individual performance, (ii) the achievement of Performance Goals by the participant’s team, and/or (iii) the overall achievement of Performance Goals by the Company, as prescribed in the award formula determined at the beginning of the year.

Amendment, Suspension or Termination of the Plan. The Plan allows the Committee to amend, suspend or terminate the Plan, in whole or in part, at any time, provided, however, no amendment, suspension or termination of the Plan may in any manner affect any award granted to any participant prior to such amendment, suspension or termination without the participant’s consent.

Certain Federal Income Tax Consequences. Compensation payable under the Plan will be taxable to participants as ordinary income (compensation) at the time of payment. The Company will generally be entitled to a corresponding compensation deduction, provided that the payments comply with the requirements of Section 162(m) of the Internal Revenue Code with respect to the Chief Executive Officer and the four other most highly compensated executive officers.

New Plan Benefits. In February 2012, the Board approved target awards to all of its senior officers (including the named executive officers) based on a percentage of each recipient’s base salary for 2012. The dollar value to be earned these awards and of all benefits under the Plan is based on the future performance of the Company and, therefore, is not readily ascertainable.

The Board of Directors recommends that shareholders vote “for” the approval of the Short-Term Incentive Plan.

ITEM IV. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP, certified public accountants, as People’s United’s independent registered public accounting firm for the year ending December 31, 2012. KPMG LLP has served as the Company’s independent registered public accounting firm since 2007, and as the independent registered public accounting firm for the Bank since 1986. In taking this action, the Audit Committee reviewed the firm’s professional competence, proposed audit scope and related fees, and the types of non-audit services rendered by the firm and related fees. Fees billed by KPMG LLP to People’s United (which includes fees billed to its affiliates) for professional services rendered during each of the two most recent fiscal years were as follows:

Audit Fees

Fees for the integrated audit of People’s United’s annual consolidated financial statements and internal control over financial reporting, reviews of interim consolidated financial statements included in the Company’s Form 10-Q filings, and other audit services totaled $2,158,000 and $2,012,000 (final billed amount) for the years ended December 31, 2011 and 2010, respectively.

Audit-Related Fees

Fees for assurance and related services reasonably related to the audit or review of People’s United’s financial statements and those of its subsidiaries (to the extent not classified as “Audit Fees”) totaled $172,000 in 2011 and $183,000 in 2010. For each of those years, these services consisted of: financial statement audits of various employee benefit plans and preparation of a report on certain internal control policies and procedures of the Bank’s Wealth Management and Trust Department.

Tax Fees

People’s United did not pay any fees for tax compliance, tax advice or tax planning services to KPMG LLP either in 2011 or 2010.

All Other Fees

KPMG LLP did not provide or bill for any products and professional services other than those included in the three categories listed above either in 2011 or 2010.

The Audit Committee has sole authority to appoint the Company’s independent registered public accounting firm. In making this appointment, the Audit Committee carefully considered the firm’s qualifications as auditors for People’s United. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with KPMG LLP in all of these respects. In addition, the Audit Committee considered the matters discussed above under the heading “Audit Committee Report”. The Audit Committee also considered factors relating to the independence of KPMG LLP, including whether KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees disclosed above) is compatible with maintaining KPMG LLP’s independence.

By resolution adopted on July 19, 2007, the Audit Committee has delegated to George P. Carter (Chairman of the Audit Committee and an independent director under applicable listing standards) the authority to pre-approve the rendering of audit services and permissible non-audit services by People’s United’s independent registered public accounting firm. Mr. Carter is required to report any exercise of this authority to the full Audit Committee at its next scheduled meeting, and to seek the Audit Committee’s ratification of any action so taken.

In recognition of the important role of the independent registered public accounting firm, the Board of Directors has determined that the appointment of KPMG LLP should be submitted to the shareholders for ratification.

Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders present at the annual meeting.

The Board of Directors recommends that shareholders vote “for” ratification of the appointment of KPMG LLP as the independent registered public accounting firm for People’s United for the year ending December 31, 2012.

ITEM V. SHAREHOLDER PROPOSAL

People’s United has received one shareholder proposal for presentation at the annual meeting. This proposal is included in this proxy statement in compliance with applicable Securities and Exchange Commission rules. People’s United is not responsible for the content of the proposal, or for the content or accuracy of the statement submitted by the proposing shareholder in support of the proposal.

The Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust (the “Trust”) represented by the North Carolina State Treasurer with offices at 325 North Salisbury Street, Raleigh, NC 27603-1385, is the beneficial owner of shares of People’s United Common Stock. The Treasurer, acting on behalf of the Trust, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal:

Proposal To Repeal Classified Board

RESOLVED, that shareholders of People’s United Financial, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

Supporting Statement

This resolution was submitted on behalf of the Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust by the North Carolina State Treasurer, the investment fiduciary for the North Carolina Retirement System. The Harvard Law School Shareholder Rights Project represented and advised the North Carolina State Treasurer in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

Statement of the Board Of Directors

The Company’s Board of Directors has considered the proposal set forth above relating to the declassification of the Board, and has determined not to oppose the proposal and to make no voting recommendation to shareholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by shareholders. The Board recognizes that staggered terms for directors is a controversial topic, and believes that there are valid arguments in favor of, and in opposition to, classified boards. The Board wants to use this proposal as an opportunity for shareholders to express their views on this subject without being influenced by any voting recommendation the Board might make.

The Board has considered various arguments for and against classified boards. Some of the arguments that have been made in support of classified boards include:

•	Multiyear directorships can support longer-term strategic thinking by directors and may facilitate the creation of long-term shareholder value.

•

Classified boards can serve as an important protection of shareholder interests against abusive or inadequate takeover tactics. Board classification may give a company additional time to evaluate takeover proposals and greater negotiating leverage to maximize shareholder value, particularly in the face of inadequately priced or coercive bids.

•

Classified boards can promote the orderly succession of directors with experience and knowledge about the company. This can be beneficial in the ordinary course, as well as in the context of shareholder dissatisfaction with board performance or a contested board election for control of a company, because an entirely new board would not have full information about a company’s history or plans.

Some of the arguments that have been made against classified boards include:

•

A classified board structure can diminish board accountability because shareholders are able to vote against only those directors whose terms expire in a given year. Thus, if in a given year shareholders desire to vote against a director whose term does not expire until a future year, they will be unable to express their dissatisfaction and remove the director promptly through the board election process.

•

Classified boards may facilitate management and board entrenchment even if a majority of shareholders are dissatisfied with management or board performance. This would be a particularly important consideration if a company management and board failed to respond to shareholder concerns arising from sustained poor performance, excessive compensation practices or similar issues.

•	Classified boards may prevent or hinder bidders from acquiring a company even at a price that is acceptable to a majority of shareholders.

The affirmative vote of a majority of votes validly cast is required for approval of the shareholder proposal. Such approval would not, by itself, eliminate the classified board. In order to eliminate the classified board, the board of directors and the holders of a majority of our outstanding and issued shares entitled to vote would need to approve an amendment to Article V of our Certificate of Incorporation. If shareholders approve the proposal at this year’s annual meeting, the Board intends to present for a vote of shareholders at next year’s annual meeting an amendment to the Certificate of Incorporation that, if approved, would eliminate the classified board.

The Board of Directors is not opposing this proposal and makes no voting recommendation to shareholders.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting. In the event that matters not known at this time should come before the meeting, the form of proxy confers certain discretionary authority with respect to these matters and, unless such authority is withdrawn on the form of proxy, it is the intention of the persons named in the proxy to vote in accordance with their judgment on these matters.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to be considered for inclusion in People’s United’s proxy materials for the annual meeting of shareholders in 2013, shareholder proposals must be received by the Company at its principal executive offices no later than November 12, 2012. Under Securities and Exchange Commission rules relating to the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation or intends to present a proposal from the floor of the shareholders meeting, shareholders are advised that under the advance notice provisions of People’s United’s bylaws a shareholder proposal will be considered untimely, with respect to the annual meeting in 2012, if received by People’s United after March 19, 2012, which is ten days following the date notice of the annual meeting was first given to shareholders. Shareholder proposals and other advance notices must be submitted to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

AVAILABILITY OF FORM 10-K

People’s United’s Annual Report on Form 10-K for the year ended December 31, 2011 is available through the Securities and Exchange Commission’s website on the internet at www.sec.gov. You may obtain a copy of this report without charge by sending a written request to: Peter C. Goulding, Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604. This report will also be available on the Bank’s website, www.peoples.com, without charge.

By Order of the Board of Directors

Susan D. Stanley, Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 19, 2012

The proxy statement and Annual Report on Form 10-K are available at:

www.proxyvote.com

Meeting information:

•	When: 10:00 a.m. Eastern time on April 19, 2012

•	Where: 850 Main Street, Bridgeport, Connecticut

•	Why: To vote on the following five items:

•	Election of directors

•	Non-binding advisory vote to approve compensation of named executive officers

•	Approval of Short-Term Incentive Plan

•	Ratification of appointment of KPMG LLP as independent registered public accounting firm for People’s United Financial, Inc.

•	Shareholder proposal to eliminate classification of Board of Directors

Management recommends a vote for each of the nominees for election named in the proxy statement, for approval of the compensation of the named executive officers, for approval of the Short-Term Incentive Plan, and for approval of KPMG. Management makes no recommendation regarding the shareholder proposal. Please read the proxy statement for more information about each of these items.

If you wish to vote electronically or by telephone, the control/identification number and other information you will need is printed on the proxy card that is enclosed with this proxy statement.

You may attend the meeting and vote in person if you choose to do so. If you need directions, please call Investor Relations at 203-338-7228.

APPENDIX A

People’s United Financial, Inc.

Short-Term Incentive Plan

The terms of the People’s United Financial, Inc. Short-Term Incentive Plan (the “STIP”) as adopted by the Board of Directors of the Company on February 16, 2012 and effective as of January 1, 2012 are as follows:

Section 1. Purpose of Plan

The purpose of the STIP is to promote the success of the Company by providing eligible employees of the Company and its Affiliates with opportunities for cash payments based upon the attainment of specified annual performance goals.

Section 2. Definitions and Terms

2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Bank, prepared in the ordinary course of business.

2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Affiliate” means any entity controlled by or under common control with the Company, including the Bank.

“Award” means any amount (expressed as a percentage of the Participant’s base salary) payable to a Participant as determined in accordance with Section 5 hereof.

“Bank” means People’s United Bank and any successor.

“Board” means the Board of Directors of the Company

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation, Nominating and Governance Committee of the Board or any successor to such Committee. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. Committee members must be deemed an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and an “independent director” pursuant to Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market.

“Company” means People’s United Financial, Inc.

“Covered Employee” means any person who is a covered employee within the meaning of Section 162(m) of the Code and any regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Criteria” has the meaning set forth in Section 5.2 hereof.

“GAAP” means generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Company and the Bank.

“Key Participant” shall mean each of the following officers of the Company or of the Bank: the President and Chief Executive Officer; the Chief Financial Officer; the Treasurer; the Controller; and any other Senior Executive Vice President.

“Participant” means any employee of the Company or any Affiliate who (1) is not eligible to participate in any subsidiary, divisional or sales incentive plan maintained by the Company, any of its Affiliates, or any of its divisions or other business units, and (2) is selected by the Committee to be the recipient of an Award.

“Peer Group” means the group of comparable publicly traded bank and thrift holding companies selected by the Board or by the Committee, from time to time.

“Performance Goals” has the meaning set forth in Section 5.3 hereof.

“Plan Year” means the Company’s fiscal year, unless otherwise determined by the Committee or the Board. The initial Plan Year is the year ending December 31, 2012.

“STIP” means this Short-Term Incentive Plan of the Company, as amended from time to time.

Section 3. Effective Date; Term of the Plan

3.1 Effective Date. The STIP shall be effective as of January 1, 2012, but any payments under the STIP to any Participant who is a Covered Employee shall be contingent on the STIP’s approval by the Company’s shareholders at the 2012 annual meeting of shareholders.

3.2 Expiration Date. Unless terminated earlier pursuant to Section 11, the STIP will terminate on December 31, 2017, except for the purpose of determining the amount payable with respect to Awards granted prior to that date and the payment of all amounts so determined.

Section 4. Administration of the Plan

4.1 Power and Authority. The STIP shall be administered by the Committee. Except as limited in the STIP, the Committee shall have all of the express and implied powers and duties set forth in the STIP and shall have full authority to interpret the STIP and to make all other determinations deemed necessary or advisable for the STIP’s administration, and shall otherwise be responsible for the administration of the STIP in accordance with its terms. The Committee shall have the authority to construe and interpret the STIP (except as otherwise provided herein) and any agreement or other document relating to any Award under the STIP, may adopt rules and regulations governing the administration of the STIP, and shall exercise all other duties and powers conferred on it by the STIP, or which are incidental or ancillary thereto. Any decision, determination or interpretation the Committee makes and each action it takes pursuant to the STIP will be considered final, binding, and conclusive for all purposes on all persons, including Participants and their legal representatives, and beneficiaries. No member of the Committee shall be liable for any action or determination made in good faith, or upon the advice of counsel, with respect to the STIP or any Award made under the STIP.

4.2 Retention of Experts. The Committee may retain accountants, attorneys, and other experts as it deems necessary or desirable in connection with the administration of the STIP.

4.3 Delegation. The Committee may in its sole discretion, delegate to management personnel of the Company or any of its Affiliates the authority to take all such other steps deemed necessary, advisable or convenient for the effective administration and record keeping of the STIP in accordance with its terms and purposes. Notwithstanding the foregoing, the Committee may not delegate any portion of such authority to the extent such delegation would cause any Award to cease to qualify for exemption from the deduction limitations of Section 162(m) of the Code.

Section 5. Awards

5.1 Determination of Criteria for Awards. Within ninety (90) days after the commencement of each Plan Year, the Committee shall designate:

(a) The Financial Criteria that will apply to Awards to all Participants for the Plan Year; and

(b) The Performance Goals that must be met (whether on a corporate, divisional, team or individual basis) with respect to the Financial Criteria designated for Participants to earn the Awards for the Plan Year and a payout matrix or formula for achievement of those Performance Goals.

5.2 Financial Criteria. Financial Criteria shall consist of one or more financial measures, including but not limited to the following:

• Earnings per share	• Efficiency ratio
• Core earnings	• Loan growth
• Return on assets	• Deposit growth
• Return on equity	• Core deposit growth
• Price earnings ratio	• Asset quality
• Total shareholder return	• Net interest margin
• Book value	• Non-interest income
• Stock price performance	• Non-interest expense
• Net income	• Expenses as a percentage of assets
• Operating income

Any of the Financial Criteria may be applied on a corporate, divisional, team or individual basis. In addition, any of the Financial Criteria may be measured by using average amounts for the Financial Criteria, in absolute terms, on a cash basis or operating basis, by reference to internal performance targets, or as compared to the Peer Group, or may be measured by the change in that performance target compared to a previous period. Whenever the Committee designates a financial measure that is not a GAAP financial measure as one of the Financial Criteria for a Plan Year, the Committee shall, at the time it designates such non-GAAP financial measure, specify the manner in which such non-GAAP financial measure is to be calculated and reconciled to the most directly comparable GAAP financial measure.

5.3 Performance Goals. To determine the amount of Awards to Participants for a Plan Year, the Committee shall establish in writing specific, objective performance goals (the “Performance Goals”), the outcome of which is substantially uncertain at the time they are established, for the Financial Criteria the Committee designates for that Plan Year against which actual performance is to be measured. The Performance Goals may be described by means of a matrix or formula providing for goals resulting in the payment of Awards under the STIP. In the event that the Committee determines in good faith that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them, the Committee may (but shall not be required to) make adjustments to the Performance Goals. Examples of such events include but are not limited to: changes in GAAP; significant acquisitions or dispositions made by the Company; material changes in the monetary policy of the United States; material changes in national or regional economic conditions affecting financial institutions generally; and changes in laws, regulations or regulatory policy affecting financial institutions generally where such changes are reasonably likely to have a material effect on the operating results of the Company. The Committee shall appropriately document its analysis of the reasons for making adjustments to the Performance Goals, including a summary indicating how the fairness of the previously-established goals has been affected and the manner in which the Company’s ability to meet such goals has been unduly influenced by such external changes or other unanticipated business conditions.

5.4 Payment Deferral. Notwithstanding the provisions of Section 5.5 hereof, the Committee may in its discretion provide that payment of all or any portion of the amount to be paid out pursuant to an Award be deferred until a later specified date or until the later attainment of specified conditions. Any such deferral provisions shall be consistent with the standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance (if applicable), shall .be set forth in writing as part of the grant of the Award and shall be communicated to the Participant receiving such Award as promptly as practicable following the grant of the Award.

5.5 Determination and Payment of Awards. As soon as practicable after the end of a Plan Year, the Committee shall determine the amount of Awards earned by and to be paid to a Participant who is a Covered Employee and the total Awards to be paid in a Plan Year. The Committee shall determine the amount of the Award that each Participant has earned. The determination of the amount of Awards earned by Participants will be made based on application of the Performance Goals in Section 5.3 to the Financial Criteria in Section 5.2 for the Plan Year. Actual payments will be determined based upon one or more of the following, as designated by the Committee for individual Participants: (i) the Participant’s individual performance, (ii) the achievement of Performance Goals by the Participant’s division; (iii) the achievement of Performance Goals by the Participant’s team and (iv) the overall achievement of Performance Goals by the Company; provided, however, that no such payment shall exceed the maximum amount of the Award made to such Participant for the applicable Plan Year. Payment of the Awards will be made in cash (a) in a lump sum following the Committee’s determination of the amount of the Awards to be paid out in accordance with the Company’s then-applicable payroll schedule, (b) at a later date in accordance with any payment deferral provisions established by the Committee in accordance with the provisions of Section 5.4, or (c) in accordance with the provisions of Section 5.7 if applicable.

5.6 Employment Condition. Except as provided in Section 5.7, the Participant must remain actively employed by the Company or one of its Affiliates on the date payment is to be made as contemplated by Section 5.5 (but without regard to any payment deferral provisions applicable to an Award) to be considered eligible for any potential payment under this STIP. If an employee first becomes eligible to participate in the STIP during the Plan Year (e.g, by reason of a promotion or new hire) then the Award to which he or she would be entitled may, in the Committee’s discretion, be prorated based upon the length of his or her employment during the Plan Year following his or her date of eligibility. The method and amount of proration shall be determined by the Committee, in its sole discretion.

5.7 Payment After Death or Disability of Participant. (a) In the event a Participant dies following the end of a Plan Year but prior to the date payment of the Participant’s Award is made pursuant to Section 5.5 hereof, the Participant’s Award shall be paid to the Participant’s estate at the time contemplated by the provisions of Section 5.5 based on the extent to which applicable Performance Goals were attained for the Plan Year. In the event a Participant who has received an Award for a given Plan Year dies prior to the end of that Plan Year, a prorated portion (or, at the Committee’s discretion, the entire portion) of the Participant’s Award shall be paid to the Participant’s estate as soon as reasonably practicable following the Participant’s death. The amount to be paid pursuant to the preceding sentence shall be determined by assuming that all applicable Performance Goals had been attained (but not exceeded) for the Plan Year.

(b) In the event a Participant’s employment terminates following the end of a Plan Year by reason of the Participant’s disability and such termination occurs prior to the date payment of the Participant’s Award is made pursuant to Section 5.5 hereof, the Participant’s Award shall be paid to the Participant at the time contemplated by the provisions of Section 5.5 based on the extent to which applicable Performance Goals were attained for the Plan Year. In the event the employment of a Participant who has received an Award for a given Plan Year terminates by reason of the Participant’s disability prior to the end of that Plan Year, a prorated portion (or, at the Committee’s discretion, the entire portion) of the Participant’s Award shall be paid to the Participant as soon as reasonably practicable following termination of the Participant’s employment. The amount to be paid pursuant to the preceding sentence shall be determined by assuming that all applicable Performance Goals had been attained (but not exceeded) for the Plan Year.

5.8 Maximum Payment. The maximum bonus amount payable under the STIP shall not exceed, for any Participant, up to 200% of his or her Award, as determined by the Committee in its discretion. The maximum bonus amount that may be paid under the STIP to any Participant in any calendar year may in no event exceed $5 million.

5.9 Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, or local withholding tax requirements imposed with respect to the payment of any Award.

Section 6. General Provisions

6.1 No Right to Bonus or Continued Employment. Neither the establishment of the STIP nor the provision for or payment of any amounts hereunder nor any action of the Company or any of its Affiliates (including any predecessor or subsidiary), the Board or the Committee in respect of the STIP, shall be held or construed to confer upon any person any legal right to receive, or any interest in, any benefit under the STIP, or any legal right to be continued in the employ of the Company or any of its Affiliates unless otherwise provided by contract or agreement. The Company and each of its Affiliates expressly reserves any and all rights to discharge a Participant in its sole discretion, without liability of any person, entity or governing body under the STIP or otherwise.

6.2 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the STIP. The STIP shall constitute an “unfunded” plan of the Company.

6.3 No Fiduciary Relationship or Responsibility. The STIP is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company and the Committee are not fiduciaries with respect to the STIP and have no fiduciary obligation with respect to any Participant, beneficiary, or other person claiming a right hereunder. Further, nothing herein contained, and no action or inaction arising pursuant hereto, shall give rise under state or federal law to a trust of any kind or create any fiduciary relationship of any kind or degree for the benefit of Participants, any beneficiary, or any other person.

6.4 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the STIP shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 6.4 shall not apply to an assignment of a payment due after the death of a Participant to the deceased Participant’s legal representative or beneficiary.

6.5 Code Section 409A. The STIP shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance, if applicable. To the extent that any terms of this STIP would subject the Participant to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy or make the STIP exempt from, the applicable Code Section 409A standards.

6.6 Clawback Provision. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, any Participant who was a Key Participant during the year(s) for which a restatement is required shall, unless otherwise determined in the sole discretion of the Committee, reimburse the Company for any excess incentive payment amounts paid under the STIP the calculation(s) for which were based on financial results required to be restated. In calculating the excess amount, the Committee shall compare the calculation of the incentive payment based on the relevant results reflected in the restated financials compared to the same results reflected in the original financials that were required to be restated.

6.7 Law to Govern. Except as provided in Section 6.5 and otherwise to the extent preempted by federal law, all questions pertaining to the construction, regulation, validity and effect of the provisions of the STIP shall be determined in accordance with the laws of the State of Connecticut.

6.8 Section Headings. Section headings used herein are for convenience and reference only, and in the event of any conflict, the text of the STIP, rather than the section headings, will control.

6.9 Severability. Whenever possible, each provision of the STIP shall be interpreted in such manner as to be effective and valid under applicable law; provided, however, that if any provision of the STIP shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this STIP.

6.10 Non-Exclusivity. The STIP does not limit the authority of the Company or the Bank, the Board, the Committee, or the Board of Directors of the Bank or any committee thereof to grant awards or authorize any other compensation under any other plan or authority.

Section 7. Amendments, Suspension or Termination of Plan

The Committee may, from time to time, amend, suspend or terminate, in whole or in part, the STIP, and after any suspension or termination, may reinstate any or all of the provisions of the STIP; provided no amendment, suspension or termination of the STIP shall in any manner affect any Award theretofore granted pursuant to the STIP without the consent of the Participant to whom the Award was granted.

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PEOPLE’S UNITED FINANCIAL, INC. 850 MAIN STREET BRIDGEPORT, CT 06604-4913

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
	☐	☐	☐

1. Election of Directors
Nominees

01 George P. Carter 02 Jerry Franklin 03 Kirk W. Walters

The Board of Directors recommends you vote FOR proposals 2., 3. and 4.	For	Against	Abstain
2. Approve the advisory (non-binding) resolution relating to the compensation of named executive officers.	☐	☐	☐
3. Approve the People’s United Financial, Inc. Short-Term Incentive Plan.	☐	☐	☐
4. Ratify KPMG LLP as our independent registered public accounting firm for 2012.	☐	☐	☐
The Board of Directors does not have a recommendation for voting on the following proposal:	For	Against	Abstain
5. Eliminate classification of the Board of Directors.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

PEOPLE’S UNITED FINANCIAL, INC.

Annual Meeting of Shareholders

April 19, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Collin P. Baron, Richard M. Hoyt, and Mark W. Richards, or any two of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common stock of PEOPLE’S UNITED FINANCIAL, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on April 19, 2012, at 850 Main Street Bridgeport, CT 06604, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and will not be voted with respect to Item 5.

Continued and to be signed on reverse side